                                                                   Exhibit D-1.1

                                                                  PUBLIC VERSION
                                                        (Only Volume V contains)
                                                         privileged information)
                                                         -----------------------


                           UNITED STATES OF AMERICA
                                  BEFORE THE
                     FEDERAL ENERGY REGULATORY COMMISSION

Pacific Gas and Electric Company    )
PG&E Corporation                    )   Docket Nos. EC02-31-000,
     On Behalf of Its Subsidiaries  )               EL02-36-000 and
     Electric Generation LLC,       )               CP02-38-000
     ETrans LLC and GTrans LLC      )

                                  APPLICATION
          SEEKING APPROVAL UNDER SECTION 203 OF THE FEDERAL POWER ACT
                     AND RELATED DECLARATORY ORDERS UNDER
                 SECTIONS 201 AND 305 OF THE FEDERAL POWER ACT
                     AND SECTION 12 OF THE NATURAL GAS ACT

                                  Application
                            Attachments 1 through 3
                         Required Exhibits A through H


Joshua Bar-Lev                              Earle H. O'Donnell
Mark Patrizio                               Donna M. Attanasio
PACIFIC GAS AND ELECTRIC COMPANY            DEWEY BALLANTINE LLP
77 Beale Street                             1775 Pennsylvania Avenue, N.W.
San Francisco, California  94177            Washington, D.C. 20006-4605

Attorneys for                               Attorneys for
Pacific Gas and Electric Company            PG&E Corporation and
                                            Electric Generation LLC, ETrans LLC
                                            and GTrans LLC

November 30, 2001

                               TABLE OF CONTENTS

                                                                                                                           Page
I.     EXECUTIVE SUMMARY.................................................................................................    2
   A.   Plan Highlights..................................................................................................    2
   B.   Approvals Requested Are In The Public Interest...................................................................    3
   C.   Requests for Relief..............................................................................................    8
II.    REQUEST FOR DECISION BY JULY 31, 2002.............................................................................   10
III.   THE PLAN..........................................................................................................   12
   A.   Applicants.......................................................................................................   12
   B.   Background.......................................................................................................   14
   C.   Elements of the Plan.............................................................................................   16
     1.  ETrans..........................................................................................................   20
     2.  Gen.............................................................................................................   23
     3.  GTrans..........................................................................................................   27
     4.  Reorganized PG&E................................................................................................   29
     5.  Contract for the Sale of Power by Gen to Reorganized PG&E.......................................................   31
IV.    REQUEST FOR APPROVAL PURSUANT TO SECTION 203 OF THE FPA...........................................................   34
   A.   Standard of Review...............................................................................................   35
   B.   The Proposed Transaction Is Consistent with the Public Interest..................................................   38
     1.  The Proposed Transaction Will Have No Adverse Effect on Competition.............................................   38
     2.  The Proposed Transaction Will Have No Adverse Impact On Rates or Ratepayers.....................................   45
     3.  The Proposed Transaction Will Have No Adverse Effect on Regulation..............................................   54
     4.  Emergence from Bankruptcy Is In The Public Interest.............................................................   62
     5.  The Transaction Resulting From Plan Implementation Is Consistent With, and Will Further, Numerous Federal
         Regulatory Initiatives..........................................................................................   66
V.     REQUEST FOR AUTHORIZATION TO TRANSFER NUCLEAR DECOMMISSIONING FUNDS...............................................   72
VI.    REQUEST FOR CONFIRMATION THAT THE PLAN DOES NOT VIOLATE SECTION 305(a) OF THE FPA OR SECTION 12 OF THE NGA........   74
   A.   Statutory Standard...............................................................................................   74
   B.   The Dividends Do Not Constitute A Special Payment to the Officers or
        Directors of PG&E or Parent in Contravention of the First Part of the Statutory Standard.........................   76
   C.   The Abuses Against which the Second Part of Section 305(a) and Section 12
        Were Intended to Protect Are Not Present in the Transaction......................................................   78
VII.   REQUEST FOR DISCLAIMER OF JURISDICTION OVER EACH OF THE
       GENSUB LLCS UNDER SECTION 201 OF THE FEDERAL POWER ACT............................................................   82
VIII.  REQUEST FOR PRIVILEGED TREATMENT..................................................................................   84
IX.    INFORMATION REQUIRED BY SECTIONS 33.2, 33.3 OR 33.4 OF THE COMMISSION'S REGULATIONS AND REQUEST
       FOR WAIVER WHERE APPROPRIATE......................................................................................   87
   A.   The exact name and address of the principal business office......................................................   87
   B.   Name and address of the person authorized to receive notices and communications regarding the application........   88
   C.   A description of the applicant, including:.......................................................................   88
   D.   Description of jurisdictional facilities owned, operated, or controlled by the applicant or its parent
        companies, subsidiaries, affiliates, and associate companies.....................................................   89

   E.   A narrative description of the proposed transaction for which Commission authorization is requested,
        including:.......................................................................................................   89
   F.   All contracts relating to the proposed transaction together with copies of all other written instruments
        entered into or proposed to be entered into by the parties to the transaction....................................   90
   G.   A statement explaining the facts relied upon to demonstrate that the proposed transaction is
        consistent with the public interest..............................................................................   90
   H.   A general or key map showing the properties of each party to the transaction.....................................   91
   I.   Identify the licenses, orders, or other approvals required from other
        regulatory bodies in connection with the proposed transaction, and the status of other regulatory actions........   91
 X.    EXHIBITS AND OTHER INFORMATION REQUIRED BY SECTIONS 33.2, 33.3(d) and 33.4 OF THE COMMISSION'S REGULATIONS........   91
 XI.   PROPOSED ACCOUNTING ENTRIES.......................................................................................   91
 XII.  NOTICE AND VERIFICATIONS..........................................................................................   92
 XIII. CONCLUSION........................................................................................................   92

Attachment 1  Notice
Attachment 2  Verifications
Attachment 3  Protective Stipulation and Confidentiality Agreement

Exhibit A     Description of the Applicants
Exhibit B     Lists of Energy Subsidiaries and Affiliates
Exhibit C     Organizational Charts
Exhibit D     Business Arrangements
Exhibit E     Common Officers and Directors
Exhibit F     Wholesale Power Sales and Unbundled Transmission Service Customers
Exhibit G     Description of Jurisdictional Facilities
Exhibit H     Narrative Description of Proposed Transaction
Exhibit I     Contracts Related to Proposed Transaction
Exhibit J     Statement Demonstrating Proposed Transaction is in the Public
              Interest
Exhibit K     Maps
Exhibit L     Licenses, Orders and Other Approvals Obtained
Exhibit M     Workpapers (non-electronic)

                           UNITED STATES OF AMERICA
                                  BEFORE THE
                     FEDERAL ENERGY REGULATORY COMMISSION

Pacific Gas and Electric Company    )
PG&E Corporation                    )   Docket Nos. EC02-___-000,
     On Behalf of Its Subsidiaries  )               EL02-___-000 and
     Electric Generation LLC,       )               CP02-___-000
     ETrans LLC and GTrans LLC      )

                                  APPLICATION
          SEEKING APPROVAL UNDER SECTION 203 OF THE FEDERAL POWER ACT
                     AND RELATED DECLARATORY ORDERS UNDER
                 SECTIONS 201 AND 305 OF THE FEDERAL POWER ACT
                     AND SECTION 12 OF THE NATURAL GAS ACT

          Pacific Gas and Electric Company ("PG&E") and PG&E Corporation ("Parent") on behalf of its subsidiaries, Electric Generation LLC ("Gen"), ETrans LLC ("ETrans") and GTrans LLC ("GTrans") (collectively, the "Applicants"), hereby file this Application pursuant to Sections 201, 203 and 305 of the Federal Power Act ("FPA"), 16 U.S.C. (S)(S) 824, 824b and 825d
(2000), and Section 12 of the National Gas Act ("NGA"), 15 U.S.C. (S) 717k
(2000), requesting that the Commission approve the proposed transaction ("Transaction").

          PG&E is a debtor under the United States Bankruptcy Code ("Bankruptcy Code"), 11 U.S.C. (S)(S) 101 et seq (2000). This Transaction consists of a proposed disaggregation of PG&E's utility assets and transfer of certain of those assets to subsidiaries of PG&E that would then be distributed to Parent ("Restructuring") and the subsequent spin-off ("Spin-Off") of the reorganized PG&E ("Reorganized PG&E"). The Transaction is part of a Plan of Reorganization filed with the U.S. Bankruptcy Court for the Northern District of California ("Bankruptcy Court") by PG&E and Parent on

September 20, 2001 (as it may be amended from time to time, the "Plan")./1/ The Plan is before the Bankruptcy Court for confirmation.

          Unlike a merger which involves the combination of two competitors into one, the Transaction involves a disaggregation of various businesses within PG&E and the Spin-Off of one of the component businesses -- Reorganized PG&E -- into a separate company that will no longer be affiliated with the remainder. Thus, vertically integrated PG&E will become a distribution company and its generation, electric transmission and gas storage and transmission operations will be unbundled into separate companies that remain affiliated with one another, but unaffiliated with Reorganized PG&E. Together these companies, including Reorganized PG&E, will be able to generate the debt capacity and revenues needed to emerge from bankruptcy. The Transaction is also structured to assure a smooth transition out of bankruptcy, without disruption of the energy market or loss of service to customers, and in a manner consistent with federal policy initiatives.

I.   EXECUTIVE SUMMARY

     A.   Plan Highlights

          The Plan of Reorganization provides for:

     . The disaggregation of PG&E's business into four companies: (1) electric generation for sale at wholesale, (2) electric transmission, (3) gas transmission and (4) retail gas and electric distribution and sales.

     . The Spin-Off of the retail gas and electric distribution business to Parent's shareholders as Reorganized PG&E, separating it from the current holding company (which will change its name) and the three newly-formed companies.

     . A twelve-year wholesale power sales contract (the "Power Sales Agreement" or "PSA") pursuant to which Gen, the new generation company, will sell dispatchable power to Reorganized PG&E from hydro and nuclear assets currently owned and operated by PG&E, such that Reorganized PG&E will

________________

/1/ "Plan of Reorganization Under Chapter 11 of the Bankruptcy Code for Pacific Gas and Electric Company," Case No. 01 30923 DM (Bankr. N.D. Cal. Sept. 20,
2001).

        have the same dispatch control over such facilities' output during the term of the contract as PG&E has presently.

     . Payment of all valid claims of PG&E's creditors, in full, using the cash and increased debt capacity generated by the Transaction.

     . Continued operation of each line of business as a financially viable, investment grade company, with the three newly-formed companies remaining under the Parent's control and subject to the exclusive ratemaking jurisdiction of this Commission.

     . Commitment of the new electric transmission company, ETrans, to join a western RTO approved by the Commission. Until ETrans joins an RTO, ETrans will continue to participate in the California Independent System Operator Corporation ("CAISO").

     . The establishment of an interstate natural gas pipeline subject to this Commission's jurisdiction under the NGA, consisting of PG&E's existing California transmission system and a newly acquired Oregon pipeline segment interconnecting it to a market center in Malin, which will reduce rate pancaking, permit increased competition and increase market uniformity and transparency.

     . Commitment to apply the standards of conduct set forth in Section 161.3 and the reporting requirements of Section 250.16 of the Commission's regulations, 18 C.F.R. (S)(S) 161.3 and 250.16 (2001), to all of
        Parent's energy affiliates rather than just gas marketing affiliates, consistent with the Commission's requirements in Dominion/2/ no later than the Plan Effective Date (defined below), provided that if and when the Commission implements standards of conduct generally applicable to interstate gas pipelines and extending to all energy affiliates, Parent will implement those generally applicable standards instead ("Applicants' Dominion Commitment").

     B.   Approvals Requested Are In The Public Interest

          The filings that Applicants are making today are integral and necessary to the implementation of the Plan. The Plan offers: assured availability of supply and rate stability for PG&E's retail ratepayers pursuant to a long-term contract during a 12-year

______________________

/2/ Dominion Res., Inc., 89 FERC (P) 61,162 (1999), orders on compliance filings, 91 FERC (P) 61,140 and 91 FERC (P) 61,141, order denying reh'g, 93 FERC
(P) 61,214 (2000), appeal docketed, No. 01-1031 (D.C. Cir. filed Jan. 19, 2001);
Dominion Res., Inc., 93 FERC (P) 61,284 (2000), order on reh'g and clarif., 94 FERC (P) 61,135 (2001), appeal docketed, No. 01-1169 (D.C. Cir. filed Apr. 10,
2001) (collectively "Dominion").

transition period (Exh. No. PGE-1 (Harvey) at 21-23); protection for all customers from one-time restructuring costs and transaction costs of implementing the Plan (Exh. No. PGE-4 (Metague) at 1-9); the expectation of investment grade credit ratings for Reorganized PG&E and the newly-formed companies (Exh. No. PGE-5 (Sauvage) at 20-21), which will facilitate infrastructure development; deconcentration of the bulk power market in California (Exh. No. PGE-2 (Hieronymus) at 4-5); and the repayment in full of valid creditor claims, which should aid in restoring the faith of potential suppliers to, and investments in, the utility industry in California (Exh. No. PGE-1 (Harvey) at 30-31). Wholesale and retail ratepayers all share in the benefits of healthy service providers, yet the Plan does not depend upon a change in existing retail rates. In addition to the obvious benefits of resolving PG&E's bankruptcy and paying the debts to energy suppliers, the Plan offers numerous public interest benefits.

          The Plan provides for corporate unbundling of PG&E, resulting in decreased market concentration and thus raises no competitive concerns. The Transaction separates ownership and control of exempt wholesale generator ("EWG") and qualifying facility ("QF") capacity owned by subsidiaries of Parent from PG&E's fossil-fired generation and PG&E's capacity and/or energy purchase rights under QF contracts. PG&E's nuclear and hydroelectric facilities, together with PG&E's rights under long-term power purchase agreements with various irrigation districts and water agencies, will be transferred to indirectly owned subsidiaries of Parent, but control over dispatch of these generation assets will reside within Reorganized PG&E pursuant to a long-term contract for a period of eleven to twelve years. As a result, ownership and control of generation will be less concentrated after the Transaction than it is today. Despite this obvious deconcentration of the market, Applicants have performed full horizontal and vertical screen analyses to confirm the results. Not surprisingly, no competitive concerns were identified.

          Confidence in the competitiveness of energy markets will be strengthened because the Plan provides for: a commitment that PG&E's transmission facilities will be placed under the control of a regional transmission organization ("RTO"); the Spin-Off of PG&E's retail electric and gas distribution business from Parent's other energy businesses; and application of FERC's standards of conduct for relations between gas pipelines and their marketing affiliates to all of Parent's remaining energy affiliates. This corporate unbundling is consistent with and exceeds the requirements of Order No. 888./3/

          The implementation plans set forth in this Application include significant ratepayer protections. Service to all of PG&E's transmission and wholesale customers will continue./4/ In addition, the Applicants are offering ratepayers protection from the transaction and one-time restructuring costs related to this transaction. Wholesale power customers with formula energy rates will be offered an open season, although calculation of their energy rates will not change. Of utmost importance, all ratepayers will benefit from PG&E's emergence from bankruptcy as their post-Transaction service providers will

_________________

/3/   Promoting Wholesale Competition Through Open Access Non-Discriminatory
Transmission Services by Public Utilities; Recovery of Stranded Costs by Pub. Utils. and Transmitting Utils., Order No. 888, 61 Fed. Reg. 21,540 (May 10,
1996), FERC Stats. & Regs. [Regs. Preambles 1991-1996] (P) 31,036 (1996),
clarified, 76 FERC (P) 61,009 and 76 FERC (P) 61,347 (1996), order on reh'g, Order No. 888-A, 62 Fed. Reg. 12,274 (Mar. 14, 1997), FERC Stats. & Regs. [Regs. Preambles 1996-2000] (P) 31,048 (1997), order on reh'g, Order No. 888-B, 81 FERC
(P) 61,248 (1997), order on reh'g, Order No. 888-C, 82 FERC (P) 61,046 (1998), aff'd in substantial part sub nom. Transmission Access Policy Group v. FERC, 225 F.3d 667 (D.C. Cir. 2000), cert. granted, 69 U.S.L.W. 3574 (U.S. Feb. 26, 2001)
(Nos. 00-568 and 00-809) ("Order No. 888").

/4/   Where necessary, the newly-formed companies and Reorganized PG&E will enter into contractual arrangements to assure continuation of the same services to each customer as such customer receives today. (Contracts providing for essential arrangements are being filed in companion Section 205 filings today.)

each be financially viable companies able to perform their obligations without the attendant costs and uncertainty associated with PG&E's current loss of creditworthiness.

          The Plan requires the formation of new companies, each aligned under appropriate regulatory jurisdictions and focused on a segment of the energy market. However, the proposed Transaction will not result in any regulatory gaps. Parent will continue to be an exempt holding company pursuant to Section 3(a)(1) of the Public Utility Holding Company Act of 1935, as amended ("PUHCA"), 15 U.S.C. (S) 79c(a)(3) (2000). Reorganized PG&E and the two newly-formed FPA public utility companies and the newly-formed gas transmission company will each be regulated after the Transaction. ETrans will be solely engaged in the transmission of power in interstate commerce under the jurisdiction of this Commission; Gen will be solely engaged in the generation of power for sale at wholesale, and thus its rates will be exclusively regulated by this Commission;/5/ GTrans will be engaged in interstate gas transportation, and thus will be exclusively subject to this Commission's NGA jurisdiction; and Reorganized PG&E will be primarily engaged in distribution and retail sales of gas and electricity, and thus primarily under the jurisdiction of the California Public Utilities Commission ("CPUC").

          As discussed below, Applicants do not expect to seek approval of the Transaction from the CPUC. Provided that a plan does not require a change in rates, the Bankruptcy Court may approve the plan notwithstanding non-bankruptcy law that would

_______________

/5/ The nuclear and hydroelectric assets will be owned by various subsidiaries of Gen (jointly, the "GenSub LLCs"). The GenSub LLCs will be subject to FERC's FPA Part I jurisdiction over FPA-jurisdictional hydroelectric plants and to Nuclear Regulatory Commission ("NRC") jurisdiction over Diablo Canyon Nuclear Power Plant ("DCPP"). ETrans also will be subject to FERC's FPA Part I jurisdiction with respect to the 11 transmission line-only licenses that will be transferred to ETrans.

otherwise require additional approvals./6/ Thus, since no rate increase is required by the Plan, it may confirm the Plan without CPUC review./7/ In any event, retail markets are not harmed by the Transaction. Testimony submitted in support of this Application demonstrates that there are no adverse impacts on retail competition arising from the Transaction. Further, Mr. Kent Harvey, Senior Vice President, Chief Financial Officer and Treasurer of PG&E, explains in his testimony, implementation of the Transaction does not require a retail rate increase. (Exh. No. PGE-1 (Harvey) at 44-46).

          In addition to showing no adverse effects on competition, ratepayers or regulation, approval of this Application is merited on other public interest grounds.

          . First and foremost, it permits a bankrupt utility to emerge from bankruptcy, which is the first necessary step to restoring its ability to fully serve its customers. The Plan lays the foundation for establishing financially healthy, viable companies. The Plan is intended to permit Reorganized PG&E and each of the newly-formed companies to obtain investment grade ratings. Creditworthiness is essential to enable these companies to participate in a redeveloped California energy market and invest in the infrastructure necessary for gas and electric markets to be efficient and reliable.

          . Second, the Plan aids in the restoration of stable commodity markets. A necessary component of PG&E's Plan is the transfer of its nuclear and hydroelectric facilities into companies separate from those that serve retail load. This permits the full market value of such assets to be used to raise the debt needed to pay all valid creditors' claims under the Plan. At the same time, the Transaction

__________________

/6/ "(a) Notwithstanding any otherwise applicable nonbankruptcy law, a plan shall . . . (5) provide adequate means for the plan's implementation, such as .
 . . (B) transfer of all or any part of the property of the estate to one or more entities, whether organized before or after the confirmation of such plan; . .
 .." 11 U.S.C. (S) 1123(a) (2000).

     "(a) The court shall confirm a plan only if all of the following requirements are met: . . . (6) Any governmental regulatory commission with jurisdiction, after confirmation of the plan, over the rates of the debtor has approved any rate change provided for in the plan, or such rate change is expressly conditioned on such approval.. . ." 11 U.S.C. (S) 1129(a) (2000).

/7/ The Plan does require the implementation of certain new contracts that are subject to this Commission's review. The federal approvals typically required for a Transaction of this nature are being sought.

               keeps these generation assets under contract to the Reorganized PG&E at a competitive, stable price for 12 years. Since this Power Sales Agreement will constitute a significant portion of Reorganized PG&E's supply portfolio, it will lessen price volatility during the period in which Reorganized PG&E transitions into its new role as a (less vertically integrated) retail supplier and distributor of electricity and gas. The Power Sales Agreement also provides a stable revenue stream necessary for debt repayment.

          . Third, under the Plan, ETrans commits to joining a western RTO approved by the Commission. Until ETrans joins an RTO, ETrans will continue to participate in the CAISO. The multitude of regional benefits anticipated from development of RTOs is well documented and this commitment assures these benefits will extend to Northern California.

          . Fourth, Applicants' Dominion Commitment, discussed in more detail below, together with disaggregation of PG&E from Parent, will provide greater assurance to market participants of the fairness and competitiveness of the market and lessen the need for regulatory oversight.

          These benefits and others are detailed below and in the testimony filed herewith. In sum, Applicants have presented a Plan that meets the public interest requirement of Section 203 of the FPA. Thus, the Commission's prompt approval is requested so that PG&E may emerge from bankruptcy and the benefits of this Plan can be realized.

     C. Requests for Relief

          Applicants seek approval to transfer transmission-related assets and wholesale and transmission contracts to Gen, the GenSub LLCs and ETrans and for the Spin-Off of Reorganized PG&E from Parent pursuant to FPA Section 203. Applicants are also seeking approval under Section 203 of the FPA for assignment of the beneficial interest in the Nuclear Decommissioning Trust associated with PG&E's DCPP to a subsidiary of Gen, Diablo Canyon LLC. Applicants also request a declaratory order that the GenSub LLCs, which are limited liability companies formed to own individual generation facilities and lease them to Gen, a public utility company, will not be deemed "public utilities" under Section 201(e) of the FPA, 16 U.S.C. (S) 824(e) (2000). Applicants also seek affirmation that the declaration of a dividend consisting of the stock of Newco Energy Corporation ("Newco") (the intermediate holding company for Gen, ETrans and GTrans) to effectuate the transfer of membership interests in Gen, the GenSub LLCs,/8/ ETrans and GTrans from PG&E to its Parent, distribution of a stock dividend by PG&E to its Parent, and the Parent's subsequent distribution to its shareholders of its shares of common stock of Reorganized PG&E, do not violate the prohibitions set forth in
Section 305(a) of the FPA, 16 U.S.C. (S) 825d(a) (2000), or Section 12 of the NGA, 15 U.S.C. (S) 717k (2000). Applicants also request that the Commission grant confidential treatment to unredacted files that contain privileged or proprietary material as further described in Section VIII. Certain waivers are also requested in conjunction with this Application, as set forth herein.

          Concurrently with this Application, Applicants are filing applications with FERC under Sections 8, 204 and 205 of the FPA, 16 U.S.C. (S)(S) 801, 824c and 824d (2000), and Section 7 of the NGA, 15 U.S.C. (S) 717f (2000), for approvals to implement specific aspects of the Plan. Applicants will also seek approvals related to the implementation of the Plan from the NRC and the U.S. Securities and Exchange Commission ("SEC"), as further described in Exhibit L. Receipt of the approvals sought pursuant to this Application and each of these additional approvals are conditions precedent to

________________

/8/   Although Applicants are seeking a request for disclaimer of jurisdiction with respect to the GenSub LLCs, until such request is granted, Applicants seek the required approvals relating to the transfer of these companies that would apply if the GenSub LLCs were found to be FPA-jurisdictional.

implementation of the Plan. The NRC application is being filed concurrently with this Application and the SEC application is expected to be filed before the end of 2001.

II.  REQUEST FOR DECISION BY JULY 31, 2002

          Applicants respectfully request a final order approving this Application by the end of July 2002. Applicants anticipate making the Restructuring effective on or before December 31, 2002, which is the date that the Applicants have proposed to the Bankruptcy Court as the date for consummation of the Plan, including the Restructuring and payment of all valid claims of creditors (hereinafter referred to as the "Plan Effective Date"). The Spin-Off of Reorganized PG&E, which will complete the Transaction, would occur shortly after the Plan Effective Date. Substantial planning is required to implement the Plan. Approval by the Commission by July 31, 2002 will facilitate the final stages of planning by providing certainty. Applicants respectfully suggest that the timeframe is reasonable in light of the nature of the Transaction, which results in a deconcentration of the electric generation market, and the urgent need for resolution of PG&E's bankruptcy./9/

______________

/9/   In merger cases the Commission has established a 150 day target, and achieved a 117 day average time, for issuance of initial orders. Revised Filing Requirements Under Part 33 of the Commission's Regulations, Order No. 642, 65 Fed. Reg. 70,983 (Nov. 28, 2000), FERC Stats. & Regs. [Regs. Preambles 1996-2000] (P) 31,111 at 31,874 (2000), order on reh'g, Order No. 642-A, 65 Fed. Reg.
16,121 (Mar. 23, 2000), 94 FERC (P) 61,289 (2001)(codified at 18 C.F.R. Part
33)("Order No. 642"); see Inquiry Concerning the Commission's Merger Policy Under the Federal Power Act; Policy Statement, Order No. 592, 61 Fed. Reg. 68,595 (Dec. 30, 1996), FERC Stats. & Regs. [Regs. Preambles 1996-2000] (P)
31,044 at 30,127 (1996), recons. denied, Order No. 592-A, 79 FERC (P) 61,321
(1997) (codified at 18 C.F.R. Part 2) ("Merger Policy Statement") (the Commission will make "every reasonable effort to issue an initial order 60-90 days after the comment period closes"). The Applicants are seeking a final order within an eight month timeframe for a Transaction with no competitive harm issues.

Because the Application includes competitive analyses, Applicants do not request a shortened notice period./10/

          PG&E's prompt emergence from bankruptcy is in the public interest. As this Commission knows, PG&E has not been creditworthy since January 2001, when PG&E's S&P corporate credit rating was downgraded from A+ to CC (below investment grade). (Exh. No. PGE-1 (Harvey) at 3). As a result of its continuing status as an uncreditworthy company, PG&E's relationships with suppliers of gas and power and other vendors remains strained, creditors' claims remain unresolved, and other "ripple" effects of PG&E's distress are creating uncertainty in the energy marketplace. (Exh. No. PGE-1 (Harvey) at 12-14). PG&E's cost of capital, and cost of debt specifically, are increased by the current situation (Exh. No. PGE-6 (Asselstine) at 18-24); and can be expected to remain high until PG&E is able to emerge from bankruptcy. (Exh. No. PGE-7 (Myers & Kolbe) at 24-27). As a consequence, PG&E's ability to raise capital to invest in infrastructure is impaired and its plans for future growth are constrained by uncertainty. (Exh. No. PGE-1 (Harvey) at 15-16). Until PG&E emerges from bankruptcy, debts incurred prior to PG&E's filing for bankruptcy ("pre-petition debts") to creditors (including QF owners) will not be paid, nor can PG&E begin purchasing energy and gas in the open market on the same competitive terms as creditworthy companies. In addition to offering an expeditious resolution to PG&E's bankruptcy, the Plan offers multiple public interest benefits as described herein.

______________

/10/   Order No. 642 states that filings that contain either a competitive analysis screen or a vertical competitive analysis will generally be noticed for 60 days. FERC Stats. & Regs. [Regs. Preambles 1996-2000] at 31,878. While the instant filing does not raise competitive concerns, in order to assure that interested parties have had sufficient time to evaluate the competitive analyses, Applicants do not request a shortened notice period.

          The Plan the Applicants filed with the Bankruptcy Court is the only Plan presently under consideration by the Bankruptcy Court and is supported by management and the Official Committee of Unsecured Creditors (the "Creditors Committee"). Excessive delay in its implementation can result in loss of the Creditors Committee's support./11/


          Thus, Applicants request that the Commission consider this Plan expeditiously and render a final order no later than July 31, 2002. To the extent the Commission determines that additional information is required to permit a decision by such date, Applicants request that the Commission establish procedures that permit satisfaction of its concerns in as expeditious a manner as possible that still permits the Commission to render a final order by July 31, 2002.

III.  THE PLAN

      A.  Applicants

          PG&E, a California corporation, is a vertically integrated electric and gas utility serving retail customers in northern and central California and various wholesale customers. It owns and operates electric generation, transmission and distribution assets and intrastate gas transmission and gas distribution facilities, as more fully described in Exhibit A. PG&E is a "public utility" as defined in Section 201(e) of the FPA, 16 U.S.C. (S) 824(e)
(2000), and a "public-utility company" as defined in Section 2(a)(5) of PUHCA, 15 U.S.C. (S) 79b(a)(5)(2000). PG&E's natural gas transmission operations and the

__________________

/11/   The Creditors Committee's continued support expires if the Transaction is not implemented by March 31, 2003, as set forth in the Support Agreement between Applicants and the Official Committee of Unsecured Creditors filed with the Bankruptcy Court on October 2, 2001. March 31, 2003, however, is an "outside date" for achievement of Plan implementation. It is Applicants' goal to implement the Plan no later than December 31, 2002 to limit the harms discussed above. (Exh. No. PGE-1 (Harvey) at 24).

facilities used therein are currently exempt from this Commission's jurisdiction under Section 1(c) of the NGA, 15 U.S.C. (S) 717(c) (the "Hinshaw Amendment").

          PG&E is wholly owned by Parent,/12/ a California corporation that is a holding company as that term is defined in PUHCA but that is exempt from registration as a holding company under Section 3(a)(1) of PUHCA, 15 U.S.C. (S) 79c(a)(1) (2000)./13/ Parent's Section 3(a)(1) exemption will not be affected by the proposed Transaction. Parent is not itself a public utility under the FPA, but it is an applicant in this proceeding on behalf of its subsidiaries Gen, ETrans and GTrans. Parent is a co-proponent of the Plan before the Bankruptcy Court.

          As discussed below, upon consummation of the Restructuring, Gen and ETrans each will become a "public utility" as that term is defined in Section 201(e) of the FPA, 16 U.S.C. (S) 824(e)(2000), and consequently will be subject to regulation under the FPA. Upon (1) PG&E's acceptance of the certificate of public convenience and necessity it is seeking in a related application, and (2) transfer of the certificate and its gas transmission assets to GTrans, GTrans will be a "natural-gas company" as that term is defined in Section 2(6) of the NGA, 15 U.S.C. (S) 717a(6)(2000). Parent is also the parent

_____________________

/12/   Parent holds approximately 94 to 95% of the common stock of PG&E directly and holds the remainder indirectly through PG&E Holdings LLC, a subsidiary of PG&E.

/13/   On July 5, 2001, a petition was filed with the SEC by the office of the
Attorney General of the State of California (the "AG's Office") seeking SEC review and revocation of Parent's exemption from PUHCA and, in the alternative, requesting that the SEC hold a hearing on Parent's exemption (the "Petition"). The Petition attempted to raise issues of law and fact under the Commission's Rule 6 with respect to Parent's exemption under Section 3(a)(1) of the Act. On August 7, 2001 Parent filed its Response to the Petition, demonstrating that the Petition was based upon a fundamental misunderstanding of the SEC's interpretation of Section 3(a)(1). On October 4, 2001, the Office of the Attorney General filed a "Supplement" to its Petition, purportedly in response to the Plan filed by Parent and PG&E. The Supplement claimed that Parent and PG&E were attempting to effect the Plan without the prior review and approval of the SEC. On October 30, 2001, Parent filed its supplemental response to the Supplement, assuring the SEC that, under to the terms of the Plan, it would be filing for SEC approval of the Plan pursuant to Section 9(a)(2) of PUHCA, 15 U.S.C. (S) 79i(a)(2)(2000). As of the date of filing of this Application, the SEC had not acted upon either filing by the AG's Office.

company of the PG&E National Energy Group ("NEG"), which in turn is the parent company of a number of subsidiaries that are energy affiliates of the Applicants, as further described in Exhibit B. There will be no change in the ownership of or control over any of NEG's FPA public utility subsidiaries as part of the Plan. NEG's subsidiary, PG&E Gas Transmission Northeast Corporation ("GTN"), will sell a 3-mile segment of pipeline to PG&E in connection with PG&E's establishment of GTrans, as discussed below.

     B.  Background

           Prior to the summer of 2000, PG&E was one of the healthiest energy utilities in the United States, enjoying investment grade credit ratings and consistently paying dividends to its shareholders. Beginning in June 2000, prices for power purchased on the wholesale market began to increase markedly. Prices moderated somewhat in the Fall before spiking to unprecedented levels in November and subsequent months. Because the costs to PG&E of wholesale power vastly exceeded the revenues it was allowed to recover from retail ratepayers, PG&E was forced to borrow billions of dollars in 2000 to pay wholesale suppliers, which it was unable to recover in rates. As a result, by January of 2001 and following the continued refusal of the CPUC to allow adequate revenue in rates to cover costs, each of the major credit rating agencies downgraded PG&E's credit ratings to below investment grade. The downgrading was unusually severe in magnitude. For example, in mid-January, S&P downgraded PG&E's corporate credit rating from A+ to CC (less than investment grade). As a result, PG&E's access to capital markets was, for all practical purposes, cut off. (See Exh. No. PGE-1 (Harvey) at 3; PGE-6 (Asselstine) at 18).

          As a company that is no longer creditworthy, PG&E no longer meets the requirements of the CAISO tariff to purchase power or ancillary services under the tariff./14/ (Exh. No. PGE-1 (Harvey) at 12). If it were not for the intervention of the California Department of Water Resources ("CDWR"), which began supplying power to PG&E's customers in January 2001 to supplement that which PG&E could supply from its own resources, its QF contracts and its few existing bilateral contracts, PG&E would have been unable to provide adequate electric service to its customers. Although PG&E had entered into several bilateral forward contracts during the fall of 2000 in an effort to stabilize its power purchase costs, various of its counterparties terminated those contracts because of PG&E's loss of creditworthiness. (Exh. No. PGE-1 (Harvey) at 12). PG&E also had difficulty obtaining adequate gas supplies, due to its lack of creditworthiness. It took a Presidential Order and action by the Department of Energy to keep gas suppliers providing natural gas to PG&E. (Exh. No. PGE-1 (Harvey) at 12-13).

          To obtain relief from its mounting debts, PG&E filed a Chapter 11 petition on April 6, 2001 (the "Petition Date"). By the Petition Date, PG&E had incurred approximately $8.9 billion/15/ in procurement costs that it was unable to collect from its customers. PG&E's goal was to halt the deterioration of its financial position and restore

__________________

/14/   PG&E has few resources available under bilateral contracts, other than power purchase agreements with QFs and certain irrigation districts. Other bilateral contracts from which PG&E is entitled to receive power include a power exchange agreement with Puget Sound Power & Light Company ("Puget") and resource integration/load shaping agreements with Silicon Valley Power ("SVP") (formerly known as the City of Santa Clara), the Western Area Power Administration, the U.S. Department of Energy ("WAPA") and the City and County of San Francisco ("CCSF"). With respect to these latter four parties, PG&E is required to provide, as well as is entitled to receive, power.

/15/   The $8.9 billion includes $6.6 billion incurred by third-parties, and
$2.3 billion associated with PG&E's own generation assets. (Exh. No. PGE-1 (Harvey) at 2-3).

the company to financial health. While PG&E has been able to maintain safe and reliable service to its customers and continues to invest in and maintain its facilities, staying in bankruptcy is not sustainable. At present, PG&E cannot pay its pre-petition debts to creditors and cannot pay dividends. Its uncreditworthy status and its inability to pay dividends have a highly adverse effect on its cost of debt and equity. (Exh. No. PGE-6 (Asselstine) at 8; Exh. No. PGE-7 (Myers-Kolbe) at 7-8).

          Although the Bankruptcy Court had allowed PG&E the exclusive right to file a plan of reorganization until December 6, 2001, PG&E moved rapidly to resolve its bankruptcy. (Exh. No. PGE-1 (Harvey) at 4). On September 20, 2001, PG&E filed the comprehensive Plan and Disclosure Statement with the Bankruptcy Court. The Plan was structured to meet several objectives: to give PG&E the means by which to pay all valid creditor claims in full; to enable PG&E to emerge from bankruptcy with investment grade credit ratings; to lay the foundation for viable, growing businesses going forward, able to expand infrastructure and provide service at reasonable rates; and to do all of these things without requesting a change in retail rates. (See Exh. No. PGE-1 (Harvey) at 25-26).

     C.  Elements of the Plan

           To restore PG&E's financial viability, PG&E and Parent have developed a Plan for PG&E that provides for a disaggregation and restructuring of PG&E's business and the payment in full of all valid creditors' claims. If the proposed Transaction is approved by the Commission (and other regulators and the Bankruptcy Court, as specified in Exhibit L), PG&E will disaggregate and restructure its current businesses by dividing its assets and certain of its liabilities among four separate operating companies which will each incur new indebtedness to satisfy certain of PG&E's liabilities. These actions will facilitate the Transaction, as discussed in more detail in the testimony of Mr. Harvey and in Exhibit H. (Exh No. PGE-1 (Harvey) at 17-20).

          The majority of the assets associated with the current electric transmission business of PG&E will be transferred to ETrans; the majority of PG&E's gas transmission and storage assets will be transferred to GTrans; and the majority of the assets associated with the current generation business of PG&E will be transferred to Gen and its subsidiaries. In addition, PG&E has created a separate corporation called Newco to hold all of the membership interests of each of ETrans, GTrans and Gen. PG&E is the sole shareholder of Newco. After the assets are transferred to the newly-formed entities, PG&E will declare and pay a dividend of the outstanding common stock of Newco to Parent (i.e., PG&E Corporation).

          The PG&E assets not transferred to Newco's subsidiaries (with the exception of certain assets not needed in the utility businesses that will be sold or transferred to another special purpose entity) will be retained by Reorganized PG&E, which will continue to conduct its retail electric and gas distribution business subject to the jurisdiction of the CPUC. Reorganized PG&E will retain the majority of PG&E's assets, as only approximately 30% of the net book value of PG&E's assets in the aggregate will be transferred to Newco's subsidiaries. Following the completion of the Restructuring, Parent will declare and pay a dividend of all of the common stock of the Reorganized PG&E owned by Parent to the shareholders of Parent (the Spin-Off). After this dividend is declared and paid, Reorganized PG&E will no longer be a subsidiary of Parent and will no longer be affiliated with ETrans, Gen or GTrans. Reorganized PG&E will retain the name "Pacific Gas and Electric Company" and Parent will change its name.

          Each element of the Plan is integral to the success of the Plan as a whole. In particular, the disaggregation of PG&E's generation, transmission and gas transmission assets into separate companies, together with the 12-year Power Sales Agreement between Gen and Reorganized PG&E, creates debt capacity. The cash and debt the new companies will provide enables PG&E to repay its creditors' valid claims. The Power Sales Agreement provides a stable revenue stream to Gen which supports the very substantial debt burden -- approximately $2.4 billion -- that Gen will assume. (See Exh. No. PGE-1 (Harvey) at 36-38). At the same time, approximately 70% of PG&E's assets remain with PG&E, creating a financeable company that will remain dedicated to serving retail gas and electric companies under CPUC jurisdiction.

          Each of the new utility companies, including Reorganized PG&E, is described below. While each company is structured so that it will be able to operate independently, there are certain interim cross-company arrangements required for a smooth transition. Of utmost importance, PG&E proposes to enter into certain transitional arrangements in order to assure uninterrupted service to all of its customers. And, while the Bankruptcy Code permits contracts to be rejected, PG&E will assume all contracts pursuant to which it provides transmission or transmission-related services or sells power at wholesale, and its agreements with CAISO. (Exh No. PGE-4 (Metague) at 4, 23-24). Most of these contracts will be assigned to ETrans, as they are contracts for transmission service or interconnection service. Some of these contracts, however, are long-standing commitments that provide for a mix of power sales and transmission and wholesale distribution services. These contracts will be assigned to the company best able to fulfill the essential contract requirements from its own resources, and that company will then contract with one or more of the other companies to meet the remaining contract requirements. In this manner, all customer contracts will be honored. The effect of the Plan on each wholesale power, transmission or transmission-related customer is detailed in the testimony of Mr. Metague. (Exh. No. PGE-4 (Metague) at 2-9, 33-38, and Exh. No. PGE-4-1).

          In addition to those intercompany transitional agreements needed to protect particular customers, Reorganized PG&E and the newly-formed companies will enter into additional agreements needed to assure a smooth transition, govern rights with respect to shared facilities (such as the rights of access to switchyards containing equipment of both ETrans and Reorganized PG&E) and in some cases to provide support services for an interim period until each company has the staff and resources to undertake the service itself or obtain it competitively. The most critical of these agreements are (1) the previously mentioned PSA between Gen and Reorganized PG&E which provides for a long-term power supply to Reorganized PG&E and certain arrangements for a wholesale power customer contract that will be assigned to Gen; (2) interconnection agreements among the companies; and (3) a "back-to-back" agreement under which ETrans and Reorganized PG&E will provide each other with services required for seamless service to certain of PG&E's wholesale existing transmission contract ("ETC") customers. These agreements, which are fundamental to the Transaction, are included in Exhibit I in unexecuted form. Concurrently with this Application, the Power Sales Agreement, interconnection agreements, back-to-back agreement and a Transmission Availability Agreement for Offsite Power Supply between ETrans and Gen (described below) are also being filed with the Commission for acceptance pursuant to Section 205 of the FPA. Additional agreements will be prepared over the coming months, and those that are jurisdictional will be filed with the Commission at least 60 days prior to their proposed effective dates. Agreements which are contemplated but not yet drafted are briefly described in Exhibit I.

          Exhibits C-1, C-2, C-3 and C-4 depict the corporate structure of Parent and PG&E before formation of Newco and its subsidiaries; as of today (when Newco and its subsidiaries exist but do not yet own any utility assets); as of the Restructuring but before the Spin-Off; and after the Spin-Off, respectively. The specific FPA-jurisdictional facilities to be transferred, as well as the securities associated with the Transaction, are described in Exhibit
H. While Commission regulations require applicants to discuss in Exhibit H the "consideration" for the Transaction, because this Transaction is not a sale of assets, but rather a reorganization, the concept of consideration is not applicable. However, Applicants have set forth in Exhibit H a description of the various financial transactions associated with the Restructuring and Spin-off.

          1.  ETrans

          PG&E seeks authorization under this Application to transfer to ETrans certain transmission facilities, including contracts pursuant to which ETrans will carry out transmission obligations currently performed by PG&E. Specifically, the Plan anticipates that, on or before the Plan Effective Date, the majority of the assets associated with PG&E's current electric transmission business (the "ETrans Assets") will be transferred by PG&E to ETrans. ETrans will operate as a separate electric transmission company under the control of the CAISO in the near term, and then under the control of a Commission-approved RTO.

          The ETrans Assets to be transferred are described in more detail in Exhibit H, but generally speaking, subject to Commission approval pursuant to this Application, PG&E will transfer approximately 18,500 circuit miles of electric transmission lines and cables located in California, which will include 1,300 circuit miles of 500 kV lines, 5,300 circuit miles of 230 kV lines, 6,000 circuit miles of 115 kV lines and 4,000 circuit miles of 70 and 60 kV lines, and the towers, poles and underground conduits used to support the lines and cables. In addition, ETrans will receive transmission related portions of substations, transmission control centers and associated operations systems, junctions and transmission switching stations and associated equipment necessary to support the lines and cables and all of the other land, entitlements, rights of way, access rights, personal, and intellectual property and the business records necessary to operate PG&E's electric transmission business.

          The assets to be transferred (as described in Exhibit H) include all of the transmission assets that are currently under CAISO operational control. PG&E also requests authority to transfer to ETrans ownership of certain minor assets currently recovered in CPUC-jurisdictional retail rates, but necessary to CAISO operations. ETrans anticipates requesting that the Commission reclassify such assets to transmission for ratemaking purposes in the near future. In the event that such ratemaking treatment is not granted, however, Applicants would elect not to transfer this group of minor assets, as ETrans would not have means for rate recovery of such assets. In such event, Reorganized PG&E would continue to own such assets and would make any necessary arrangements with the CAISO for their use. Some common utility plant will also be transferred by PG&E to ETrans. Telecom assets owned by PG&E and used in connection with the transmission, distribution and generation businesses will be transferred to ETrans or a subsidiary of ETrans, which will own and operate such assets./16/ In addition, PG&E proposes that ETrans acquire certain transmission-only hydroelectric licenses and certain transmission line segments that are currently part of licensed hydroelectric projects that are being transferred to Gen, but which this Commission has previously determined are not primary lines and will therefore no longer be part of such licenses upon receipt of U.S. Forest Service/Bureau of Land Management land rights.

          As part of the Plan, PG&E will also assign to ETrans certain of its continuing contractual rights and obligations that are associated with the operation of the electric transmission business. Reorganized PG&E will be relieved of its obligations under the assigned contracts, because all obligations under those contracts will be carried out by ETrans (pursuant to a back-to-back agreement where necessary). The contracts to be assigned to ETrans include those related to service over the Pacific Intertie, including certain "EHV" transmission agreements, contracts for the ownership, use and coordinated operation of the California-Oregon Transmission Project and contracts related to PG&E's participation in the CAISO as a transmission owner. In addition, PG&E will assign to ETrans interconnection and transmission service agreements with utilities and agencies in PG&E's service area and certain other entities, including interconnection agreements with generators that interconnect at transmission voltages, as described in Mr. Metague's testimony. (Exh. No. PGE-4 (Metague) at 23-24). (Reorganized PG&E will assume and continue to serve the existing contracts with (a) WAPA and certain of its customers and (b) CCSF. ETrans proposes to enter into a "back-to-back" agreement with Reorganized

__________________

/16/   ETrans will provide telecom services required by Gen and Reorganized PG&E pursuant to short-term, transitional agreements for operation and maintenance services and long-term agreements for circuit and bandwidth services. Any FERC-jurisdictional agreements relating to the telecom assets will be filed with the Commission at a later date.

PG&E to enable Reorganized PG&E to continue to provide necessary interconnection and transmission services under these contracts. The back-to-back agreement is being filed with FERC for acceptance concurrently with this application.)

          In addition, ETrans will enter into interconnection agreements with Reorganized PG&E and with Gen to allow them access to ISO-provided transmission services. As discussed above, these interconnection agreements are being filed with the Commission concurrently with this application. ETrans also will enter into a Transmission Availability Agreement for Offsite Power Supply with Gen to assure continued transmission line capability for transmission of back-up power to the DCPP in the event that both DCPP units are not operating. This agreement, which also is being filed concurrently with this Application, is required to meet NRC and DCPP license requirements. Prior to implementation of the Plan, ETrans will file Standards of Conduct as required under Order No. 889/17/ or such other standard as the Commission may require at such time.

          Most of the current employees of PG&E who provide services primarily for the electric transmission business will be transferred to, or offered comparable positions with, ETrans on or before the Plan Effective Date.

          2.   Gen

          Gen will own, directly and indirectly, power purchase contracts and certain generation facilities. These assets, which will be separated from load, will be available at wholesale, which allows full realization of their value, thus enabling Gen to carry a

____________________

/17/ Open Access Same-Time Information System and Standards of Conduct, Order No. 889, 61 Fed. Reg. 21,737 (May 10, 1996), FERC Stats. & Regs. [Regs.
Preambles 1991-1996] (P) 31,035 (1996), order on reh'g, Order No. 889-A, 62 Fed.
Reg. 12,484 (Mar. 14, 1997), FERC Stats. & Regs. [Regs. Preambles 1996-2000] (P)
31,049 (1997), order on reh'g, Order No. 889-B, 81 FERC (P) 61,253 (1997)
("Order No. 889").

substantial portion of the debt required under the Plan. To facilitate price stability for Reorganized PG&E and a seamless restructuring, Gen will enter into a 12-year contractual obligation to sell the output of these assets to Reorganized PG&E. Gen will also fulfill PG&E's remaining wholesale power sales obligations to SVP under the Grizzly Development and Mokelumne Settlement Agreement (the "Grizzly Agreement").

          After the Plan Effective Date, Gen will be an electric utility holding company that holds all of the membership interests in 29 separate limited liability companies, referred to jointly as the "GenSub LLCs." These GenSub LLCs have been created to hold title to various generation assets and related permits currently owned or held by PG&E./18/ Gen will lease such assets from the GenSub LLCs and pursuant to such leases, will have full responsibility for the operation and maintenance of and will pay all capital and operating costs related to the facilities. (Pro forma copies of the proposed leases, one for the lease of DCPP and one for the lease of a hydroelectric project, are included in Exhibit I.) Under the leases, the GenSub LLCs will not take title to any of the output of the facilities. Title to all energy, capacity and ancillary service products will vest in Gen, as the lessee. Gen also will assume PG&E's rights in various power purchase agreements, as described below.

          Specifically, PG&E's conventional hydroelectric generation facilities, the Helms Pumped Storage Facility and the DCPP will be transferred to the GenSub LLCs. The conventional hydroelectric facilities to be transferred consist of 26 FERC-licensed projects for which PG&E is the licensee (including one in which PG&E is a co-licensee)

____________________

/18/ Each of the GenSub LLCs will hold a specific generating project and all related licenses and permits. The division of assets in this manner will facilitate potential asset-based financings.

and three projects that are not required to be licensed by FERC. Concurrently with this Application, Applicants are filing applications to transfer PG&E's hydroelectric licenses for the 26 FERC-licensed projects to individual GenSub LLCs, pursuant to Section 8 of the FPA.

          PG&E's irrigation district power purchase contracts ("Irrigation District Contracts")/19/ also will be transferred to Gen under the Plan. PG&E also will transfer the Grizzly Agreement to Bucks Creek LLC ("Bucks Creek"), one of the GenSub LLCs. Among other things, the Grizzly Agreement provides for certain power sales to Silicon Valley Power ("SVP"). Gen will make such power sales on behalf of Bucks Creek LLC pursuant to the existing terms of the Grizzly Agreement. (See Exh. No. PGE-4 (Metague) at 32-33). In addition, PG&E will assign to Diablo Canyon LLC, another GenSub LLC, the beneficial interests of PG&E's Nuclear Decommissioning Trusts that are associated with DCPP. PG&E seeks Commission authorization to assign the beneficial interest in the Nuclear Decommissioning Trusts associated with DCPP to Diablo Canyon LLC as part of the Transaction, as discussed in more detail in Section V, infra.

          In addition to the generation facilities discussed above, the GenSub LLCs will receive land, switchyards, step-up transformers and other interconnection equipment, entitlements, rights of way, access rights, personal and intellectual property and the business records necessary to operate the assets transferred from PG&E's current generation business. In addition to the power purchase and power sales agreements discussed above, PG&E will assign to Gen or the GenSub LLCs certain of PG&E's

____________________

/19/ PG&E will transfer to Gen 19 contracts with various irrigation districts for power from hydroelectric projects that operate in coordination with PG&E's hydroelectric projects.

continuing contractual obligations that are associated with the operation of the transferred generation business. When that transfer occurs, PG&E will be relieved of any obligations under those contracts. Gen will sell the output of the nuclear and hydroelectric plants and the Irrigation District Contracts to Reorganized PG&E pursuant to the terms of the Power Sales Agreement, described below. See Section III.C.5, infra.

          Gen will enter into long-term lease agreements with each of the GenSub LLCs pursuant to which Gen, as lessee, will have sole control over the operations of and sales of electric power from each generating facility. Gen will pay each GenSub LLC a fixed annual lease payment which will not be based upon the output or profitability of the generation assets. Gen will be responsible under such lease agreements for providing the personnel necessary to manage, operate and maintain each generating facility, paying all expenses and funding all capital improvements, complying with relevant laws and regulations, including hydro and nuclear license requirements, and meeting all contractual obligations of each GenSub LLC. Each of the GenSub LLCs, whose sole purpose is to own the generating facilities, is a single-member limited liability company managed by its sole member, Gen. Additionally, each lease with a GenSub LLC that owns a hydroelectric facility will contain a "Savings Provision" that will entitle the lessor to perform any license requirements and comply with FERC orders without the consent of the lessee. The lease agreements are further described in Exhibit I.

          Gen will be a "public utility" under the FPA because it will operate generation and sell power at wholesale./20. Provided the Commission authorizes the transfer

____________________

/20/ Gen and the GenSub LLCs do not contemplate seeking or obtaining EWG status. They are California limited liability companies and subsidiaries of a holding company organized in the same state.

of assets from the GenSub LLCs to Gen pursuant to lease, as requested below, the GenSub LLCs will not be public utilities under the FPA because each lease would require Gen to perform all necessary managerial and maintenance functions, provide Gen with authority and discretion to operate each facility and sole ownership of the output of the facility, such that each of the GenSub LLCs will be a passive owner. A specific request for disclaimer of jurisdiction over the GenSub LLCs is set forth below. See Section VII, infra.

          3.   GTrans

          Under a separate application pursuant to Section 7 of the NGA, PG&E is applying for authority to acquire, own and operate gas transmission facilities located outside of the State of California and to operate those facilities with gas transmission facilities located within California, and to transfer all such facilities to a new interstate gas pipeline -- GTrans -- subject to this Commission's jurisdiction under the NGA./21/ GTrans is an integral and essential part of Plan as it too -- like Gen and ETrans -- will assume debt and transfer cash and notes to PG&E as part of the Plan implementation. The Plan lays the foundation for GTrans to emerge as a financially viable entity, and under its new regulatory structure, it will be able to bring additional competition to the California market.

          Specifically, under the Section 7 application PG&E requests FERC certification of authority for PG&E to acquire 3 miles of interstate pipeline and associated facilities from GTN, and then transfer such facilities, as well as approximately 6,300 miles of transmission pipelines, three gas storage facilities and certain high pressure end-use customer service lines within California, to GTrans. PG&E's ownership interest in

____________________

/21/ As a consequence of this transaction, the exemption from NGA jurisdiction conferred by the Hinshaw Amendment would cease to apply to the former PG&E gas transmission facilities and the services performed through them.

Standard Pacific Gas Line Incorporated ("Stanpac") and operational responsibilities for gas transmission facilities owned by Stanpac/22/ will be transferred to GTrans. GTrans also will receive all of the land, entitlements, rights of way, access rights, personal and intellectual property and the business records necessary to operate PG&E's current gas transmission business, as well as those rights and records applicable to PG&E's interest in Stanpac and the facilities to be acquired from GTN. Stanpac will be a subsidiary of GTrans.

          PG&E will assign to GTrans certain of the continuing contractual obligations of PG&E that are associated with the operation of the gas transmission and storage business. When that assignment occurs, PG&E will be relieved of any obligations under those contracts. GTrans will enter into a Transmission and Storage Services Agreement with Reorganized PG&E relating to gas transmission and storage rights on an interim basis. See Section VI.F of the Disclosure Statement (attached as part of Exhibit I), for more detailed information on this agreement between GTrans and Reorganized PG&E.

          Further, consistent with the Commission's decision in Dominion, Parent commits that it will apply the standards of conduct set forth in Section 161.3 and the reporting requirements of Section 250.16 of the Commission's regulations, 18 C.F.R. (S)(S) 161.3 and 250.16 (2001), to all of its energy affiliates ("Dominion Standards"). Parent will implement the Dominion Standards no later than the Plan Effective Date, provided that if and when the Commission implements standards of conduct generally applicable to interstate gas pipelines and extending to all energy affiliates, Parent will implement those new, generally applicable standards instead, so as to assure uniformity with other interstate

____________________

/22/ Stanpac is the owner of certain gas transmission facilities extending from Los Barros, California to San Pablo, California that are interconnected with PG&E gas transmission assets. Stanpac is owned by PG&E and Chevron U.S.A., Inc. ("Chevron"); PG&E operates the Stanpac facilities on behalf of Stanpac. The Stanpac facilities transport gas for both PG&E and Chevron.

gas pipelines. Prior to the Plan Effective Date, GTrans will file tariff sheets in compliance with the Dominion Standards (specifying therein that "energy affiliates" is defined in accordance with Order No. 642,/23/ as "those companies which provide electric products or inputs to electric products") or, if implemented, such new, generally applicable standards instead.

          The proposed transactions involving GTrans are described in detail in the Abbreviated Application for Certificates of Public Convenience and Necessity and Abandonment Authorizations and Request for Expedited Commission Action, also filed with this Commission today.

          4.   Reorganized PG&E

          Upon consummation of the entire Transaction, Reorganized PG&E will be a local electric and gas distribution company serving retail customers in Northern and Central California. Reorganized PG&E will retain substantially all of PG&E's electric and gas distribution assets. The Hunters Point fossil power plant ("Hunters Point") and Humboldt Bay fossil and nuclear power plants ("Humboldt Bay") will remain with Reorganized PG&E./24/ In all, Reorganized PG&E will retain approximately 70% of its current assets. Reorganized PG&E will also assume the bilateral energy purchase agreements between PG&E and (1) third party gas suppliers; and (2) QFs and other third party power suppliers (other than the Irrigation District Contracts and the Grizzly

____________________

/23/ FERC States & Regs [Regs. Preambles 1996-2000] at 31,875.

/24/ Hunters Point and Humbolt Bay will remain with Reorganized PG&E, because Hunters Point will be shut down and dismantled in the near future pursuant to a settlement agreement and Humboldt Bay includes a small non-operating nuclear power facility that is now in the early stages of decommissioning. Reorganized PG&E will complete the decommissioning activities for these facilities subject to existing CPUC oversight and ratemaking and, in the case of Humboldt Bay, Unit 3, subject to the oversight of the NRC.

Agreement). Reorganized PG&E will retain the obligation to procure gas on behalf of its retail gas customers. As referenced above, Reorganized PG&E will also assume contracts with WAPA and CCSF, utilizing services acquired from ETrans under the back-to-back agreements as required to meet its obligations to such customers.

          Presently, PG&E is not procuring the full requirements of its retail electric customers. As a result of its loss of creditworthiness, since mid-January 2001, the portion of PG&E's customers' needs in excess of the power available to PG&E from its own resources and under bilateral contracts that were in effect as of that date has been provided by the CDWR. A portion of the load met by CDWR is provided for through long-term contracts entered into by CDWR. PG&E's Plan of Reorganization assumes that CDWR will continue to utilize such contracts to meet the needs of PG&E's customers./25/

          Eventually, after emerging from bankruptcy, PG&E would be positioned to assume the portion of the load not met by its own resources or such CDWR contracts (the "net open position"). Section 1129(a)(11) of the Bankruptcy Code, 11 U.S.C. (S) 1129(a)(11) (2000), requires that the court shall not confirm a plan of reorganization unless it finds that "[c]onfirmation of the plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the debtor or any successor to the debtor under the plan." Thus, as one measure to protect against the need for further financial reorganization, PG&E is seeking a Bankruptcy Court ruling whereby Reorganized PG&E will be prohibited from assuming the net open position of its electric customers (not already provided through CDWR's contracts) until the following conditions

____________________

/25/ Under the Plan, PG&E will seek a Bankruptcy Court ruling prohibiting it from accepting, directly or indirectly, an assignment of the CDWR contracts.

are met: (1) Reorganized PG&E establishes an investment grade credit rating from S&P and Moody's; (2) Reorganized PG&E receives assurances from S&P and Moody's that its credit rating will not be downgraded as a result of the reassumption of the net open position; (3) there is an objective retail rate recovery mechanism in place pursuant to which Reorganized PG&E is able to recover fully and in a timely manner its wholesale costs of purchasing electricity to satisfy the net open position; (4) there are objective standards in place regarding timely pre-approval of procurement transactions; and (5) subsequent to reassumption of the net open position, the conditions in clauses (3) and (4) remain in effect.
These measures are intended to assure that PG&E would not be required to reassume responsibility for providing the net open position if it would cause a loss of creditworthiness./26/

          5.   Contract for the Sale of Power by Gen to Reorganized PG&E

          Another important element of PG&E's business plan for emerging from bankruptcy is the Power Sales Agreement by which Reorganized PG&E will purchase the output of the generation resources transferred to Gen or its subsidiaries. This Agreement is an essential element of the Plan for both Gen and Reorganized PG&E. It assures Reorganized PG&E a contractual right to power for 12 years, including exclusive dispatch rights, at stable prices. At the same time the contract provides a steady revenue stream that will enable Gen to repay the heavy debt burden that it will assume in connection with the

____________________

/26/ Despite the "California risk premium" discussed elsewhere in this Application, Reorganized PG&E is expected to emerge from bankruptcy as an investment grade company. As Mr. Harvey explains, the Plan addresses the cause of PG&E's bankruptcy -- a procurement obligation with no pass-through mechanism, (Exh. No. PGE-1 (Harvey) at 32) and thus, addresses the primary risk factor.

Plan./27/ Pursuant to the PSA, Reorganized PG&E will purchase output generated by the facilities Gen leases from the GenSub LLCs and procured by Gen under its Irrigation District Contracts. These resources currently have a combined capacity of approximately 7,100 MW.

          During the first eleven years of the PSA, Reorganized PG&E will be entitled to purchase all of the output available to Gen from the facilities and the power purchase agreements transferred to it by PG&E, net of station service and the amount of power required by Gen to serve SVP under the existing Grizzly Agreement./28/ Electricity from DCPP and certain run of river hydroelectric facilities will be purchased by Reorganized PG&E on a must-take basis, except that Reorganized PG&E will be entitled to direct DCPP to be backed down in accordance with specified guidelines. Gen must operate the generation facilities in accordance with FERC and NRC operating license requirements and within certain operating parameters to be established by mutual agreement of the parties. Within these boundaries Reorganized PG&E will have the flexibility to schedule and dispatch all energy and ancillary services that it is not required to take on a must-take basis under the PSA and which is not subject to an existing Reliability Must Run contract (each of which will continue to be honored).

____________________

/27/ As shown in Mr. Harvey's testimony, approximately 25% of the Plan debt will be placed with Gen, which is a disproportionately large share as compared to the book value of its assets and the other companies. Cash flows under the Power Sales Agreement that reflect the market value of the assets enable it to do so. (The companion Section 205 case filed today by Gen seeking acceptance for filing of the Power Sales Agreement demonstrates that the Power Sales Agreement is competitively priced.)

/28/ Gen will also be permitted under the Power Sales Agreement to self-supply power to stations where all units are out of service, if it is able to make the necessary arrangements for transmission service. A billing adjustment would be made to Reorganized PG&E's invoice to reflect the lesser amount of energy available to Reorganized PG&E. Otherwise, Gen will purchase power needed for station services during unit outages from Reorganized PG&E.

          The Power Sales Agreement will have a term of twelve years. The amount of output available to Reorganized PG&E will be reduced over time as the Irrigation District Contracts expire and, in two steps -- one at the end of the eleventh year and the remainder upon expiration of the PSA -- in accordance with a schedule included in the Power Sales Agreement./29/ This phased reduction will permit a smoother transition for both Gen and Disco; absent the phased reduction, each of Gen and Reorganized PG&E would be relying on the market at the end of year 12, in one case to absorb supply and in the other to meet demand for the entire block of power, which could be disruptive to the market. Gen will have the limited right to remove up to 150 MW of capacity from the PSA over the term of the agreement, limited to that capacity which does not provide ancillary services. This provision is designed to eliminate barriers to Gen's ability to pursue environmental collaboratives and settlements through the removal or retirement of small non-essential facilities.

          A copy of the Power Sales Agreement is included in Exhibit I for informational purposes. The Power Sales Agreement is being filed with this Commission for approval under Section 205 of the FPA, 16 U.S.C. (S) 824d, concurrently with this Application./30/ As set forth in such application, Gen seeks approval of the Power Sales Agreement as a market-based rate, justified by comparison to relevant and contemporaneous benchmarks.

____________________

/29/ Upon termination of the agreement, Reorganized PG&E and Gen may renegotiate or extend the contract but neither will have any obligation to do so.

/30/ The testimony of Mr. Kuga, filed in Gen's companion Section 205 case, discusses the terms of the Power Sales Agreement.

IV. REQUEST FOR APPROVAL PURSUANT TO SECTION 203 OF THE FPA

          The Transaction will result in a change in control of the jurisdictional transmission assets and certain other jurisdictional assets currently owned and operated by PG&E and will result in an intra-corporate reorganization of PG&E Corporation. Applicants request approval for a change in control over certain jurisdictional facilities as identified in Exhibit H. Specifically, the following actions will occur that require Commission authorization pursuant to Section 203 of the FPA:

     . The transfer of ownership of jurisdictional transmission assets and related contracts for transmission-related services, and certain agreements related to participation in the CAISO, from PG&E to ETrans;

     . The transfer of ownership of certain generation-related transmission assets, and the Grizzly Agreement (which contains a wholesale power obligation) from PG&E to various subsidiaries of Gen and the assignment of 100% of its beneficial interest in the Nuclear Decommissioning Trust associated with DCPP to Diablo Canyon LLC;

     . Transfer of control by lease over the generation-related transmission assets and the Grizzly Agreement from Gen's subsidiaries to Gen;

     . The transfer of ownership of the membership interests in two of the new public utility companies, i.e., limited liability companies, ETrans and Gen (and the common stock of their immediate parent corporation, Newco), from the Reorganized PG&E to Parent;

     . The distribution by Parent of all of Parent's common stock in Reorganized PG&E to the shareholders of Parent (referred to above as the "Spin-Off"), thereby effectuating a change in control over PG&E by making it a publicly-owned company unaffiliated with Parent; and

     . Such other approvals or waivers as are necessary to effectuate the Transaction.

          In support of their request, Applicants are submitting this Application, the direct testimony and accompanying exhibits of nine witnesses and other exhibits required by Part 33 of the Commission's regulations. Additionally, Applicants are submitting electronically or in hard copy the data required by Sections 33.3(d) and 33.4 of the Commission's regulations, 18 C.F.R.
(S)(S) 33.3(d) and 33.4 (2000), which is incorporated into and made a part of this Application by reference.

     A.  Standard of Review

           In considering an application under Section 203, FERC must determine whether the proposed Transaction is in the public interest. FERC has determined that such determination requires an evaluation of the proposal's effect on competition, on rates and on regulation. Merger Policy Statement, FERC Stats. & Regs [Regs. Preamble 1996-2000] at 30,111. See, e.g., Niagara Mohawk Holdings, 95 FERC (P) 61,381 at 62,409, reh'g denied, 96 FERC (P) 61,144 (2001) ("Niagara
Mohawk"). If FERC finds that the proposal is consistent with the public interest, then it approves the transaction. See id.; see, e.g., WPS Res. Corp., 83 FERC (P) 61,196 at 61,835 (1998); Louisville Gas & Elec. Co., 82 FERC (P) 61,308 at 62,219 (1998) ("If an adequately supported screen analysis shows the merger would not significantly increase concentration, and there are no interventions raising genuine issues of material fact that the Commission cannot resolve on the basis of the written record, the Commission will not set this issue for hearing."). In addition to the factors that the Commission generally considers in a Section 203 analysis, it has also found that emergence of a debtor utility from bankruptcy is in the public interest. See Northeast Utils. Serv. Co., 50 FERC (P) 61,266 at 61,840 ("Northeast Utilities I"), order on reh'g, 57 FERC (P) 61,177 ("Northeast Utilities II"), clarif. granted on other grounds, 52 FERC (P) 61,046 (1990); El Paso Elec. Co., 68 FERC (P) 61,181 at 61,908 (1994) ("El Paso").

          In the context of mergers, the Commission has expressly found that "Section 203 of the FPA does not require applicants to show positive benefits of a merger." Louisville Gas & Electric Co., 91 FERC (P) 61,321 at 62,105 (2000); Entergy Servs., Inc., 62 FERC (P) 61,073 at 61,370, reh'g denied, 64 FERC (P) 61,001 (1993) ("applicant need not show that a positive benefit to the public interest will result from a proposed merger"); see also Utah Power & Light Co., 45 FERC (P) 61,095 (1988), aff'd in relevant part, Envtl. Action, Inc., 939 F.2d 1057 (D.C. Cir. 1991). The "determination in passing upon a merger application, is not whether in the Commission's judgment merger is the only technique by which the companies involved could accomplish the overall objectives of the Act." Iowa Power & Light Co., 44 FPC 1640, 1990 FPC LEXIS 435, at **12-13
(1970). It suffices "if, upon [the Commission's] analysis of all of the relevant factors, [it concludes] that the merger, in the particular circumstances of the applicants, is consistent with the public interest." Id.

          In Northeast Utilities Service Co., 55 FERC (P) 63,020 at 65,237
(1990), aff'd in relevant part, Opinion No. 364, 56 FERC (P) 61,269 (1991), order on reh'g, Opinion No. 364-A, 58 FERC (P) 61,070 (1992), aff'd in relevant part, 993 F.2d 937, 945 (1st Cir. 1993), in response to arguments that a proposed merger was not necessary to Public Service Company of New Hampshire's reorganization, the Administrative Law Judge ("ALJ") emphasized that Section 203 does not require that the proposed disposition be the only means of achieving the desired result but instead requires only that the disposition be consistent with the public interest. See id. at 65,211-12 ("Emergence from bankruptcy is a distinct benefit which unquestionably flows from this proposal. Whether such a result could somehow have been produced in some other way is not the question here."). Thus, the Transaction before the Commission must be evaluated on its merits, and only if the

Plan is found to fail the public interest test should the Commission impose any conditions on its implementation. See Entergy Servs., Inc., 65 FERC (P) 61,332 at 62,473-76 (1993) (because merger is consistent with the public interest without any conditions, only the conditions voluntarily agreed to by the merging parties will be made part of the terms and conditions of the merger), order on reh'g, 67 FERC (P) 61,192 (1994).

          This Application is based on the Plan that has been proposed to the Bankruptcy Court./31/ The Plan has already secured the support of the Creditors Committee (subject to Applicants' achievement of certain conditions by stated deadlines, which if missed could result in loss of the Creditors Committee's support). (See Exh. No. PGE-1 (Harvey) at 14 and Exh. No. PGE-1-1). Applicants believe this Transaction satisfies all FERC requirements and those of other regulators whose approval is required. As discussed above, timely approval of the Application by FERC is vital to the bankruptcy process and to the restoration of PG&E and its affiliates to financial health. Restoration of PG&E to financial health serves the public interest in multiple respects. Thus, in addition to the required showing that the implementation of the Transaction does not adversely affect competition, wholesale and transmission ratepayers and regulation, the testimony of supporting witnesses, in particular the testimony offered by former state commissioners, Susan F. Tierney and G. Mitchell Wilk, provides additional evidence regarding the many public interest objectives that are advanced by the Transaction contemplated by the Plan. The testimony of Mr. James Asselstine and Dr. Stewart C. Myers and Dr. A. Lawrence

__________________

/31/   Under order of the Bankruptcy Court, PG&E had the exclusive right until
December 6, 2001 to offer a Plan for consideration by the Bankruptcy Court, and this Application is the product of that Plan. Applicants now have an additional "exclusivity period" extending through February 4, 2002, subject to further extension by the Bankruptcy Court, in which to obtain confirmation of the Plan by the Bankruptcy Court.

Kolbe will illustrate the significant cost to California of the crisis leading to PG&E's bankruptcy and the similarly substantial cost that would result from any significant delay in its resolution. Mr. Joseph G. Sauvage will explain why the disaggregation of the Power Sales Agreement and the conditions requested of the Bankruptcy Court as prerequisites to assuming the net open position are key to implementation of the Plan.

     B.  The Proposed Transaction Is Consistent with the Public Interest

            The Transaction is consistent with the public interest, as demonstrated below, and satisfies the Commission's standards for approval of disposition of jurisdictional facilities.

            1.  The Proposed Transaction Will Have No Adverse Effect on
                Competition

            The Transaction will not adversely affect competition, as demonstrated through the horizontal and vertical competitive screen analyses submitted with this Application. The proposed Transaction is a disaggregation, not an acquisition or merger. There will be a decrease in the amount of generation under the control of Parent and its subsidiaries as a result of the Restructuring because Reorganized PG&E will retain the rights to capacity under contracts with other wholesale suppliers (including QFs) and interests in two fossil fuel units such that by 2003, the "test year" for the market study, Reorganized PG&E will have rights to approximately 5,700 MW of capacity, exclusive of the Power Sales Agreement. Gen will operate (and together with its subsidiaries, own) or have an entitlement to receive approximately 7,100 MWs of hydroelectric and nuclear generation capacity (some of which is pursuant to contracts for purchased power). However, any potential market power of Gen will be fully mitigated by the long-term Power Sales Agreement between Gen and Reorganized PG&E that transfers to Reorganized PG&E the ability to control (by contract) the production and sale of energy and ancillary services from the resources Gen leases or has under contract./32/ Parent's subsidiary, NEG, may control (through subsidiaries) approximately 4,400 MW of capacity in the Western Interconnection by the end of 2004 assuming that all projects presently operating, under construction or in development and planned to come on-line during or before 2004 are in fact operating in 2004. None of the NEG capacity, however, is in NP15, Gen's home market, and a substantial portion is outside of California. See Exhibit B, Attachment B-1./33/

          Reorganized PG&E's use or disposition of the output available under the PSA will be fully mitigated by its load obligations. Reorganized PG&E will provide

_______________

/32/   For purposes of the competitive analysis, the full capacity of the nuclear, hydroelectric and irrigation district contracts that are subject to the Power Sales Agreement are attributed to Reorganized PG&E. Order No. 642 instructs that "case-specific circumstances are important in determining if the inclusion of purchased power in a supplier's capacity is reasonable." FERC Stats. & Regs. [Regs. Preambles 1996-2000] at 31,887. The factual foundation for the attribution of capacity subject to the Power Sales Agreement to Reorganized PG&E is in the terms and conditions of that agreement. See EXHIBIT I. Section 5 of the Confirmation Addendum to the PSA sets forth the explicit rights of Reorganized PG&E to dispatch the "Units" (as defined in the PSA) within certain operating parameters. Thus, while Reorganized PG&E's rights to dispatch are not unbounded, the principles set forth in Section 5 for establishing the operating parameters, which must be established by mutual agreement, reflect constraints that exist on PG&E's current operations, such as the requirement to operate the Units in accordance with law and public safety requirements, and PG&E's obligations under the Agreement with respect to "must-take" power.

     Importantly, the PSA contains a number of safeguards to prevent Gen from withholding power for economic reasons. For example, Reorganized PG&E's dispatch of the Units is bound by the physical and mechanical availability of such Unit, which is established pursuant to an "Availability Notice" provided to Reorganized PG&E by Gen. See PSA, Confirmation Addendum, Section 2.1. However,
Section 10.9 of the standard form EEI master agreement, which specifies audit rights, has been expanded to include the right of Reorganized PG&E to inspect and test the Units to which it has dispatch or purchase rights to confirm the accuracy of Gen's Availability Notices. "Knowing, continuing, and repeated misstatements in Availability Notices, which misstatements are material to the overall Transaction [as defined in the PSA] shall constitute an Event of Default within the meaning of Section 5.1(c) of the Master Agreement," (subject to cure). PSA, Confirmation Addendum, Section 2.1. Reorganized PG&E's dispatch rights are discussed further in the "Application of Electric Generation LLC For Order Accepting Power Sales Agreement and Interim Code of Conduct, And Waiving Regulations," filed concurrently with this Application.

/33/ NEG could have ownership or control rights to approximately 16,500 MW of additional generation outside of the Western Interconnection by 2004. The Commission has previously recognized that electrical disparities between the Eastern and Western Interconnections make it unlikely that activities of a
Section 203 applicant in one interconnect can materially affect market share of the applicant in the other. See Northern States Power Co., 90 FERC (P) 61,020 at 61,132 (2000). Nevertheless, EXHIBIT B contains a description of all capacity owned or controlled by affiliates of PG&E.

service to its retail and wholesale customers using the energy and ancillary services it acquires from Gen, and that are available under QF contracts and other wholesale power purchase contracts that it retains. Thus, immediately following the Transaction, Reorganized PG&E will have a contractual right to use the same resources that it controls today to serve its load, and Gen will have no uncommitted capacity. Therefore, simple logic dictates the conclusion that the Transaction will have no adverse effect on competition.

          Nevertheless, Dr. William H. Hieronymus conducted a full horizontal screen analysis. He defined the relevant products as economic capacity and available economic capacity and identified two relevant geographic markets as NP15 and all California./34/ He determined that PG&E does not have, and would not have, available economic capacity in any period examined, and thus the Transaction has no effect on market concentration for that product. In all fourteen time periods analyzed with respect to economic capacity, the HHI index decreased reflecting the fact that market share previously attributed to Parent will be divided between unaffiliated entities Parent and Reorganized PG&E post-Transaction (using a test year of 2003). The decline in HHI held true even when sensitivities for high and low water years were evaluated. Dr. Hieronymus also considered whether the Transaction would result in an increase in market concentration with respect to ancillary service products. He evaluated Regulation (Up or Down), Spinning Reserve and Non-Spinning Reserve. Post-Transaction there was a decrease in the HHI in all seasons.

_________________

/34/   There are three California zones, NP15, ZP26 and SP15.  However, Dr.
Hieronymus explains that Applicants' generation in ZP26 is effectively in either NP15 or SP15 depending on the direction of the then binding constraint on path
15. If there is no binding constraint, NP15, ZP26 and SP15 function as a single market.

          With respect to transmission, any present ability of PG&E to favor itself or affiliates has been fully mitigated through PG&E's participation in the CAISO. Post-Transaction, ETrans will assume PG&E's role as a transmission-owning member of the CAISO and thus such mitigation will continue.

          At this time, development of RTO organizations in the West is still in its infancy. PG&E is participating in discussions with RTO West and other potential RTOs in the Western Interconnection. However, PG&E recognizes and supports the Commission's commitment to establishing one or more RTOs to serve the entire Western region. The Commission has identified numerous benefits associated with RTO development including alleviation of stress on the bulk power system caused by changes in the structure of the industry, improved efficiencies in transmission grid management through better pricing and congestion management, improved grid reliability, removal of remaining opportunities for discriminatory transmission practices, improved market performance, increased coordination among state regulatory agencies, lower transaction costs, facilitation of the success of state retail access programs, and facilitation of lighter-handed regulation./35/

          ETrans commits as part of this Application to joining an RTO approved by the Commission. Until ETrans joins an RTO, ETrans will continue to participate in the CAISO, assuring that any potential to exercise market power through the ownership of transmission will continue to be fully mitigated in the future. Thus, the Transaction will facilitate the development of RTOs in the Western region by assuring that a large portion

_____________

/35/   Regional Transmission Organizations, Order No. 2000, 65 Fed. Reg. 809
(Jan. 6, 2000), FERC Stats. & Regs. [Regs. Preambles 1996-2000] (P) 31,089
(2000), order on reh'g, Order No. 2000-A, 65 Fed. Reg. 12,088 (Mar. 8, 2000), 90
FERC (P) 61,201 (2000), appeals docketed sub. nom. Pub. Util. Dist. No. 1 of Snohomish County, Washington v. FERC, Nos. 00-1174, et al. (D.C. Cir. Apr. 24,
2000) ("Order No. 2000").

of the California market will participate in an RTO. Other checks on market power will also operate. The Power Sales Agreement between Gen and Reorganized PG&E recognizes the obligation to continue operating pursuant to all existing CAISO Reliability Must Run ("RMR") contracts.

          The proposed Transaction would separate the ownership of gas distribution facilities from gas transmission and storage operations, with the former remaining with the Reorganized PG&E and the latter vested in a subsidiary of Parent. Accordingly, the Transaction separates the current vertical integration into two parts.

          Order No. 642 advises that if the vertical market analysis demonstrates that the downstream electric market and associated upstream delivered gas markets are highly concentrated, a potential merger (or, in this case, implementation of the Plan) could create potential vertical market power concerns./36/ Dr. Henderson's analysis demonstrates that the upstream market is not highly concentrated, even using a conservative definition of the upstream market consisting solely of shippers on PG&E's pipeline that provides gas transportation service within the state of California. The downstream market based on California as a whole is not highly concentrated. Dr. Henderson concludes that this is the relevant geographic market for this Transaction because the rival generation served by Parent's gas pipelines is located in northern California (NP15 and ZP26), while the downstream affiliated generation that could benefit from higher electricity prices is located in the south (SP15 and ZP26). The intermediate zone, ZP26, is not relevant because its electric prices are isolated away from those in the SP15 zone only infrequently. In particular, north-to-south power flows are limited only about 1 percent of the time, and on

_______________

/36/   FERC Stats. & Regs. [Regs. Preambles 1996-2000] at 31,909-11.

these occasions electricity prices are higher in the south (SP15) than in the north (NP15 and ZP26 prices are the same at these times). This means that the north is an origination market, not a destination market. So, the ZP26 zone is ordinarily not a separate destination market at any time and is isolated (along with NP15) as an origination market only about 1 percent of the time. Nonetheless, Dr. Henderson calculates market concentration statistics for both a NP15 destination market and a NP15/ZP26 destination market and finds that both are highly concentrated when electricity prices are high enough to make gas-fired generation economical. He places no reliance on these findings, but has reported them for the record. Dr. Henderson concludes that both the upstream gas transportation and downstream electric markets are only moderately concentrated and the Commission's screen is satisfied. See Consolidated Edison, Inc., 91 FERC
(P) 61,225 at 61,824-25 (2000), reh'g denied, 94 FERC (P) 61,079 (2001).


          Notwithstanding this conclusion, Dr. Henderson also examines the impact of this Transaction on the ability and incentive of Parent to exercise market power, which affirms his conclusion that there are no vertical market power concerns in this case. In this analysis, Dr. Henderson demonstrates that the only potential vertical concern would stem from any related change in incentive resulting from the proposed separation of PG&E's native load responsibilities from ownership of the former PG&E gas transmission assets and market-based generation. To analyze the effect of the Transaction, Dr. Henderson assumes in the absence of the proposed Transaction that a post-bankruptcy scenario would not include disaggregation of PG&E's assets. Under these hypothetical circumstances, the incentive issue would depend on the arrangement for dealing with the financial risk associated with PG&E's potential responsibility as a net buyer on behalf of its native load. Under the Plan, Reorganized PG&E would have no incentive or disincentive to raise electricity prices because its purchased power costs can be passed through to retail customers. Dr. Henderson concludes that some similar arrangement would be needed in the absence of the Plan also. This might be a pass through mechanism that places the financial risk on retail customers or the assumption of this responsibility by CDWR or some other state agency. It is implausible to assume that Reorganized PG&E would be required to accept this financial risk in the absence of the Plan because it is not a sustainable business model. Consequently, there is no relevant difference in incentive as a result of implementation relative to the conditions that would prevail in the absence of the Transaction.

          As a further safeguard, Dr. Henderson performs a profits analysis to confirm that even if Parent had greater incentive under the Plan to raise prices than it would absent Plan implementation, a strategy of raising rivals' costs would not be beneficial. His analysis shows that the downstream affiliation would provide a de minimis incentive to raise electricity prices. On these multiple bases, Dr. Henderson concludes that the Transaction will not produce any significant vertical market power concerns.

          Although no adverse competitive effects were found, consistent with the Commission's decision in Dominion, Parent commits that it will apply the Dominion Standards, as described above, to all of its energy affiliates. Parent will implement the Dominion Standards on the Plan Effective Date, provided that if and when the Commission implements standards of conduct generally applicable to interstate gas pipelines and extending to all energy affiliates, Parent will implement those new, generally applicable standards instead, so as to assure uniformity with other interstate gas pipelines. Prior to the Plan Effective Date, GTrans will file tariff sheets implementing the Dominion Standards

(specifying therein that "energy affiliates" is defined in accordance with Order No. 642,/37/ as "those companies which provide electric products or inputs to electric products") or, if implemented, such new, generally applicable standards instead. As a result of this commitment, even though there is no evidence that the Transaction would increase market power, affiliate relations will be subject to the scrutiny imposed by the Commission's regulations, which will eliminate any appearance of impropriety and thus strengthen market confidence.

          2. The Proposed Transaction Will Have No Adverse Impact On Rates or Ratepayers

          Order No. 642 requires that Section 203 applicants demonstrate how ratepayers will be protected from the effects of a proposed merger, and if no ratepayer protections are offered, then the applicants "must explain how the proposed merger will provide adequate ratepayer protection." FERC Stats. & Regs. [Regs. Preambles 1996-2000] at 31,914. In the Merger Policy Statement, the Commission urges parties "to negotiate an agreement on ratepayer protection mechanisms" prior to filing a merger application, and to "propose a [ratepayer protection] mechanism as part of their filing."/38/ The Commission further notes that it "has accepted a variety of hold harmless provisions, and parties may consider these as well as other mechanisms if they appropriately address ratepayer concerns."/39/ It has applied the same standards in disaggregation cases./40/

________________

/37/   FERC Stats. & Regs. [Regs. Preambles 1996-2000] at 31,875.

/38/   FERC Stats. & Regs. [Regs. Preambles 1991-1996] at 30,123.

/39/   Id. at 30,124.

/40/   FirstEnergy Corp., 94 FERC (P) 61,179 at 61,620 (2001) ("FirstEnergy
Corp."); The Potomac Edison Co., 91 FERC (P) 62,245 at 64,408-09 (2000);
Atlantic City Elec. Co., 90 FERC (P) 61,268 at 61,898-99 (2000) ("Atlantic City"); Jersey Cent. Power & Light Co., 90 FERC (P) 62,127 at 64,165 (2000); Jersey Cent. Power & Light Co., 87 FERC (P) 61,014 at 61,039 (1999) ("Jersey Central").

          This case differs from most Section 203 applications because ratepayer welfare in the absence of the proposed Transaction is less certain than it has been in cases in which otherwise healthy companies propose a voluntary transaction. PG&E's emergence from bankruptcy should be given particular emphasis in assessing the positive impact that the Transaction will have on ratepayers because continuation of the status quo is not a long-term option.
The greater public good of emerging from bankruptcy takes precedence over any individual ratepayer's situation. "Each element of the transaction need not benefit every utility or individual which might be affected; rather, the whole transaction must be consistent with the interest of `the public.'" Northeast Utils. Serv. Co. v. FERC, 993 F.2d at 951 (affirming FERC's approval of bankrupt utility's proposed merger as in the "public interest"); Duquesne Light Co., 88 FERC (P) 61,248 at 61,792 (1999) (denying requests to condition a proposed transfer of facilities on requested rate protections where transaction as a whole was in the public interest). The Plan sets forth the foundation for PG&E's restored ability to engage in procurement functions, provide safe, reliable, reasonably priced service to its customers, invest in infrastructure and otherwise further FERC policies for the benefit of customers. (See Exh. No. PGE-1 (Harvey) at 25).

          In addition, however, ratepayers will be afforded specific protections. As described below, all customers will continue to receive service and Applicants are also offering ratepayer protections consisting of protection from certain costs and an open season for wholesale customers whose rates adjust by formula. Further, most of PG&E's electric customers are currently served under stated rates that cannot be unilaterally changed by PG&E absent a filing with this Commission under FPA Section 205, and thus, ratepayers are further protected by regulatory oversight.

          This combination of ratepayer protections compares favorably with the ratepayer protections offered in other disaggregation cases which the Commission has approved. For example, in New York State Elec. & Gas Corp., 86 FERC (P) 61,020, reh'g denied, 86 FERC (P) 61,284 (1999) ("NYSEG") three companies proposed to sell their interests in a low-cost power plant. Potentially affected wholesale customers were either served under contracts that would terminate shortly after implementation of the proposed divestiture, under contracts with fixed rates or were offered open seasons. One of the applicants argued that its use of the sale proceeds would benefit ratepayers. Under these conditions the Commission approved the transaction despite protests filed by the customers to whom the open season was offered. Id. at 61,052-53. The protections offered by Applicant, as discussed below, are more encompassing than those discussed in NYSEG, and customers will be further benefited by PG&E's emergence from bankruptcy.

          The anticipated effect of the Transaction on each customer and the ratepayer protections applicable to each customer are described by Mr. Metague in his testimony and the exhibit attached to his testimony.

               a)  All Customer's Contracts Will Continue To Be Honored

          All of PG&E's customers will continue to receive the same services that they receive today. Although bankruptcy provides an opportunity for the debtor to reject unfavorable contracts, PG&E proposes to assume all contracts pursuant to which it sells power at wholesale and/or provides transmission or transmission-related services, and its agreements with the CAISO. (Exh. No. PGE-4 (Metague) at 14, 23-24). In order to assure continued service to each customer, PG&E will assign certain contracts to subsidiaries of Newco. For example, as discussed in more detail below, ETrans, which will assume ownership of PG&E's transmission assets also will assume PG&E's contracts with existing transmission customers (other than the contracts with WAPA and CCSF, which have load integration and power sales requirements that ETrans would be unable to fulfill). ETrans will also assume existing arrangements between PG&E and the CAISO. (Exh. No. PGE-4 (Metague) at 14). To the extent ETrans requires wholesale distribution service to meet its obligations under the assigned contracts Reorganized PG&E will provide such service under a back-to-back agreement (being filed in a Section 205 docket contemporaneously with this Application).

          The WAPA and CCSF contracts that require multiple services will be retained by Reorganized PG&E. Because these contracts require load integration, they must necessarily be served by a load-serving company. However, to the extent these agreements require transmission service, Reorganized PG&E will arrange with ETrans for continuation of such service under a back-to-back agreement (which is being filed with the Commission concurrently with this Application). This arrangement is designed to be transparent to the customer, which will continue to be served pursuant to its existing contracts. To the extent Reorganized PG&E requires service from ETrans to meet its obligations to customers other than WAPA or CCSF under assigned agreements, ETrans will also provide such service under the back-to-back agreement discussed above.

               b) All Customers Benefit From Applicants' Cost Exclusion Commitment.

          As is described fully in Mr. Metague's testimony, the Applicants have committed not to pass through or seek recovery for one-time restructuring and transaction costs associated with the Transaction as proposed in this Application. This commitment applies to costs incurred during the years 2001 through one year after the Plan Effective Date (the "Cost Exclusion Period"). This is referred to as Applicant's "Cost Exclusion Commitment." The one-time restructuring and transaction costs covered by this

Commitment are described with specificity in Mr. Metague's testimony. The Cost Exclusion Commitment applies to: 1) legal and consulting fees required to administer the bankruptcy proceeding and develop and seek approval of the Plan and 2) one-time Plan implementation costs. (Exh. No. PGE-4 (Metague) at 5-8)./41/ In addition, the Applicants are not asking for any changes in rates over existing levels as part of the Plan./42/

               c) Wholesale Power Sales Customers' Rates Do Not Change In Connection With Plan Implementation

          As described more fully in Mr. Metague's testimony, PG&E has three wholesale power customers, WAPA, CCSF and SVP, who purchase power from PG&E under long-term agreements. Each of these customers' contracts will continue to be honored. As Mr. Metague explains, while these customers' contracts contain formula energy rates, the Transaction will not affect their contracts. Their formulas and the inputs to those formulas will not change by reason of the Transaction. However, in accordance with the Merger Policy Statement, Applicants are offering these customers an open season pursuant to which

__________________

/41/   In addition to wholesale and transmission service customers, Reorganized
PG&E will extend the Cost Exclusion Commitment, as it is described in Mr. Metague's testimony, to retail customers. With respect to such retail customers, the Cost Exclusion Commitment will not apply to costs relating to and will not preclude legal claims PG&E has or may have for recovery of damages or costs which are not dependent on the restructuring of PG&E under this Application. This Cost Exclusion Commitment is not intended to preclude any action by PG&E against the CPUC, the State of California and any other agencies thereof relating to the costs or damages incurred or suffered by PG&E in responding to the California energy crisis and which resulted from action or inaction, as the case may be, by those entities which caused or contributed to the circumstances that led PG&E to file for bankruptcy protection, including without limitation PG&E's current filed rate doctrine lawsuit in federal court. PG&E reserves the right to fully recover, whether directly from those entities or indirectly through orders of those entities, the costs so incurred and covered, including reorganization, restructuring and refinancing costs.

/42/   Applicants are not offering a rate freeze as such an offer would be fundamentally at odds with the need of Reorganized PG&E and the newly-formed companies to emerge from bankruptcy without restrictions that might impair their viability. Each of the companies will continue to have the ability to file for rate changes in the ordinary course of business, except to the extent limited by contract, and each customer will retain any rights it may have to make a filing with the Commission if it believes that the rates it is paying are inappropriate.

these customers may terminate their power purchases under such contracts, with no stranded cost liability.

          Partial requirements service is provided to WAPA under "Contract 2948A." It is an integration agreement entered into in 1967 that terminates in 2004. Under this contract, WAPA's generation and load are dispatched and served on a combined basis with PG&E's generation and load. PG&E provides "load shaping" or "firming" service to WAPA.

          Under the Interconnection Agreement with CCSF, PG&E provides a range of services to retail and wholesale loads within the City and County of San Francisco. These services include unbundled transmission, ancillary services, and retail and wholesale power sales. This contract expires on July 1, 2015.

          The Grizzly Agreement, pursuant to which SVP is served, is a Settlement Agreement that addresses multiple issues of common interest to SVP and PG&E including coordination on their jointly licensed hydroelectric project. However, the Grizzly Agreement provides for two power sales deliveries, a shaping service that relates to SVP's Grizzly project with a maximum demand of
17.66 MW (extending through 2027) and a baseload sale of 27.66 MW (terminating December 31, 2003). This contract has a traditional fuel adjustment clause that tracks the variable cost of PG&E's retained generation as well as economy energy purchases.

          As discussed above, the WAPA and CCSF contracts will be retained by Reorganized PG&E, and the Grizzly Agreement will be transferred to Bucks Creek LLC. Because Gen is the lessee of the assets owned by Bucks Creek LLC, Gen will perform all requirements of the Grizzly Agreement on behalf of Bucks Creek LLC.

          As described below and in the testimony of Mr. Metague, the Applicants are not seeking to change the formulas contained in the contracts of WAPA, CCSF or SVP.

Moreover, the Plan will not cause an increase in costs under those formulas. (Exh. No. PGE-4 (Metague) at 30-34). The WAPA, CCSF and SVP energy rate formulas require input based on the costs of PG&E's thermal resources. Although DCPP is being transferred to Gen, the WAPA and CCSF contracts identify DCPP as part of the rate formula. Further, DCPP will be under dispatch control of Reorganized PG&E. Thus, Gen and Reorganized PG&E will enter into an agreement to exchange cost information with respect to Diablo and other thermal plants to the extent required to permit calculation of the rates of WAPA, CCSF and SVP under existing contracts, which will continue to be calculated in the same manner as they are today.

          Notwithstanding that rate formulas and generation cost inputs to these formula for WAPA, CCSF and SVP will not change by reason of this Transaction, Applicants are offering these three customers an "open season" with respect to their power purchases, with no stranded cost liability. This option will remain open to these customers until 180 days after the Plan Effective Date. Thus, these customers may assess for themselves whether to accept continued power sales service from Reorganized PG&E and Gen, as applicable, or seek service from another supplier. The Commission has found open seasons to be adequate, even where affected customers may claim that an open season will leave them facing potentially rising energy costs in the market./43/ If the customers decline the open season offer they will continue to receive service under existing contracts until such contracts expire. In addition, the Cost Exclusion Commitment

_______________

/43/   Jersey Central, 87 FERC at 61,039 (accepting open season over customer protests: "The Commission does not require applicants under Section 203 to insulate their customers from the rate effects of market forces. Accordingly, customers are not entitled in a section 203 proceeding to be held harmless from external factors such as rising market prices."); Atlantic City, 90 FERC at 61,899 (Commission policy does not require that customers be protected from non-transaction-related costs.)

will apply as described above. Thus, these customers are adequately protected. Compare NYSEG, 86 FERC at 61,053; Jersey Central, 87 FERC at 61,039.

               d) Transmission and Ancillary Service Customers' Rates Will Not Change In Connection With Plan Implementation

          As is described in more detail in Mr. Metague's testimony, PG&E provides transmission service to a number of customers under agreements that predate the CAISO, under both their Open Access Transmission Tariffs and agreements executed prior to Order No. 888 (these are generally referred to as PG&E's "existing transmission contracts" or "ETCs"). In addition, PG&E provides tariff services associated with the California restructuring, such as PG&E's Transmission Owner Tariff ("TO Tariff"), the Wholesale Distribution Tariff ("WDT"), the Scheduling Coordinator Services Tariff ("SCS Tariff"), the Reliability Services Tariff ("RS Tariff") and the Grid Management Charge ("GMC") Pass-Through Tariff.

          PG&E's current contractual obligations under the ETCs will continue to be honored following the Transaction. This will be accomplished through the assignment of each ETC (other than the WAPA and CCSF contracts) to ETrans. ETrans will continue to provide service under these contracts in the same manner as PG&E, as a transmission provider, does today. None of these ETC customers will be adversely affected by the Transaction since they are served under stated rates, which will not change absent filing and review pursuant to FPA Sections 205 and 206.

          In addition, PG&E will assign to ETrans most of the tariffs associated with the California restructuring, specifically the TO Tariff, the SCS Tariff, the RS Tariff and the GMC Pass-Through Tariff. The WDT, which governs wholesale distribution service, will remain with PG&E. Each of these contracts contains rates which cannot be changed absent a

Section 205 filing, and thus ratepayers have the continuing protection of Commission oversight. None of the rates contained in these contracts will be changed as a condition of Plan implementation. (Exh. No. PGE-4 (Metague) at 21). In addition, with regard to all transmission customers, the Cost Exclusion Commitment discussed above applies. Thus, these customers will be adequately protected.

               e)  Other Customers

          The other customers to which PG&E sells power are served under exchange agreements, market-based rates or under contracts which provide for discretionary purchases for which protection is not required, as follows: (1)
Puget: This is an exchange agreement pursuant to which PG&E and Puget engage in seasonal exchanges of power. As the payment is made in kind, no rates apply. This contract will be assumed by Reorganized PG&E. (2) Market-based rate customers: These rates are not established by reference to PG&E's costs, and thus are not affected by the Transaction. These contracts will be assumed by Reorganized PG&E. (3) Other short-term or discretionary sales customers: Rates for these customers are based on average system embedded costs. Some of these rates are fixed; some are set by formula and are periodically updated; and some are capped by cost-based ceilings. None of these customers is a transmission dependent utility or requirements customer, and sales made under such agreements are entirely discretionary on the part of the buyer and the seller. None of these customers is required to purchase electricity from PG&E. While the interconnection and bilateral agreement customers are offered service from PG&E, none is the type of "captive" requirements customer dependent on PG&E for service that requires protection./44/

__________________

/44/   See Morgan Stanley Capital Group Inc., 79 FERC (P) 61,109 at 61,505
(1997).

               f) PG&E Is Engaged In Discussions with Potentially Affected Customers

          PG&E has implemented a communication program to ensure that each wholesale power customer and transmission service customer has been or will be contacted to discuss the proposed Transaction/45/ PG&E's outreach program is designed to explain the Transaction to each such customer as well as the measures that ensure that each such customer will not be adversely affected by the Transaction, obtain customer feedback with respect to the Transaction and attempt to reach an agreement as to whether additional measures are needed to protect such customer. This program is consistent with the suggestion made in the Merger Policy Statement that applicants attempt to reach agreement with their customers on ratepayer protection mechanisms. PG&E's discussions with its customers are ongoing.

          3.   The Proposed Transaction Will Have No Adverse Effect on
               Regulation

               a)   No Regulatory Gap Will Be Created

          As a result of the Plan, all aspects of PG&E's present business will continue to be regulated, but regulatory oversight and the scope of each company's business will be aligned and the overlap of federal and state jurisdiction with respect to any single company will be minimized. The Commission has recognized the benefits of separating functions to reduce regulatory conflict. For example, in Southwest Gas Corp., the Commission noted, "we have found that it is in the public interest to segregate distribution and transmission

____________________

/45/   PG&E has a number of interconnection customers and inactive coordination service customers whose services and rates are not directly affected by the Plan. Outreach to these customers is not proposed. However, each such customer and the effect of the Transaction on such customer is discussed in Mr. Metague's Testimony (Exh. No. PGE-4 (Metague) at 1-9, 33-38 and PGE-4-1), and PG&E will certainly engage in discussions with any such customer if the customer indicates its desire to do so.

functions into separate companies. Reorganization would remove the possibility of dual regulatory authority over Southwest and would enhance the operation of delivery of services for the benefit of Southwest's and Paiute's customers." 43 FERC (P) 61,257 at 61,709 (1988)./46/

          The reorganization will not result in any regulatory gap. Parent, which is presently an exempt holding company under Section 3(a)(1) of PUHCA, will retain its exempt status under PUHCA and its public utility affiliates will continue to be subject to FERC's regulation with respect to affiliate transactions. Therefore, its inter-affiliate transactions will not be subject to SEC's rules for registered holding companies' inter-affiliate transactions that conflict with this Commission's inter-affiliate transaction pricing policies and thus, no "Ohio Power" gap will be created. Ohio Power Co. v. FERC, 954 F.2d 779 (D.C. Cir. 1992), cert. denied, 498 U.S. 73 (1992)./47/

          PG&E's transmission business is presently subject to this Commission's ratemaking jurisdiction. ETrans, the successor to this business, will be similarly regulated. PG&E's FERC-jurisdictional contracts which are to be transferred to ETrans are identified in Exhibit H and will be refiled with this Commission together with a notice of succession at the time such contracts are transferred.

          The generation resources of PG&E had been used solely for wholesale sales and were subject exclusively to FERC rate jurisdiction up until the issuance of FERC's

____________________

/46/ Citing Williston Basin Interstate Pipeline Co., 30 FERC (P) 61,143 (1985); Mountain Fuel Supply Co., 27 FERC (P) 61,316 (1984); Consolidated Gas Supply Corp., 25 FERC (P) 61,397 (1983); Equitable Gas Co., 42 FERC (P) 61,023 (1988).

/47/ See n.13, supra. As noted above, the AG's Office filed a petition and a supplement to that petition requesting the SEC to strip PG&E of its Section 3(a)(1) exemption. PG&E has responded and the SEC has taken no action.

December 15 Order/48/ returning the resources to state rate jurisdiction. The Applicants believe that the proposed Plan offers sufficient market safeguards namely, a long-term Power Sales Agreement subject to this Commission's review and approval which will lessen Reorganized PG&E's exposure to price volatility and provide continuity of supply during its 12 year term that the elements that caused the Commission to allow the facilities to revert to state jurisdiction are mitigated, and the return of these facilities to FERC ratemaking jurisdiction is in the public interest.

          Reorganized PG&E will be engaged primarily in retail gas and electric service and thus, appropriately, it will be subject primarily to CPUC oversight. However, any wholesale sales or exchanges in which Reorganized PG&E engages will be subject to regulation by this Commission as they are today.

          The Plan provides for PG&E's existing gas transmission and storage operations to be extended through an acquisition of a pipeline segment into Oregon, such that the facilities would no longer be exempt from NGA jurisdiction under the Hinshaw Amendment and thus would become subject to this Commission's jurisdiction. A certificate application is being filed today with the Commission under Section 7 of the NGA for authorizations necessary to establish an interstate natural gas pipeline subject to the establishment of an interstate natural gas pipeline subject to this Commission's jurisdiction under the NGA, consisting of PG&E's existing California transmission system and a newly acquired Oregon pipeline segment interconnecting it to a market center in Malin, Oregon which will reduce rate pancaking, permit increased competition and

____________________

/48/ See San Diego Gas & Elec. Co. v. Sellers of Energy and Ancillary Servs., 93 FERC (P) 61,294 (2000), clarified, 94 FERC (P) 61,005 (2001), reh'g pending
("December 15 Order").

increase market uniformity and transparency. The public interest benefits associated with this integration transaction are addressed in greater detail in that certificate application. In brief, however, the integration of PG&E's gas transmission and storage facilities into the interstate gas pipeline grid will increase uniformity of rules and practices across interstate lines, thus facilitating the efficiency of market operation, will create a new market hub at Malin, Oregon and will contribute to additional regulatory and financial flexibility for expansion to better serve customers and foster competition.

          This alignment of corporate functions with regulatory jurisdiction is viewed favorably by the investment community. Mr. Sauvage explains why the elements of the Plan are essential to the ability to raise the debt required for PG&E to emerge from bankruptcy. He identifies a number of factors which create the debt capacity and market confidence which permits the companies to support the financing needed to facilitate PG&E's emergence from bankruptcy including the approximately $2.4 billion of financing Gen proposes to incur: Gen's ability to sell its output at market-based rates and the revenue stability provided by the Power Sales Agreement; the Spin-Off which separates Parent's interstate and wholesale activities, which are properly under the Commission's jurisdiction, from the reach of a state regulatory regime in which the investment community has lost confidence; and conditions of the Plan that limit Reorganized PG&E's ability to resume the net open position, coupled with Bankruptcy Court authority and jurisdiction to enforce certain terms of the Plan, that protect Reorganized PG&E's ability to achieve and maintain creditworthiness. (Exh. No. PGE-5 (Sauvage) at 6-8). The Plan has the support of the Creditors Committee. It is also consistent with public policy objectives. (See Exh. No. PGE-8 (Tierney) at 22-40). Former CPUC President Wilk points out that "PG&E's retail distribution operations are already separated from wholesale electric and gas transmission and electricity generation for rate-making purposes, [note omitted] and on a functional basis. The transactions contemplated by the Plan will take these existing separations one step further by placing the distribution operations in a separate corporation." (Exh. No. PGE-9 (Wilk) at 10).

          In sum, the shift in regulatory control is an essential element of the Plan that enables PG&E to emerge from bankuptcy. Although the Plan results in some shifts in regulatory control, no regulatory gap is created, and thus there is no adverse impact on regulation. A mere shift in regulatory oversight is not a cognizable harm. See FirstEnergy Operating Cos., 89 FERC (P) 61,090 at 61,261(1999) ("FirstEnergy Operating") (citations omitted) ("the mere shift of regulation from state commissions to this Commission does not mean that effective regulation will be diminished"), reh'g denied, 95 FERC (P) 61,237
(2001); Entergy Servs., Inc., 62 FERC (P) 61,073 at 61,374 (1993) ("The fact that the Texas and Louisiana Commissions may need to address certain issues in Commission proceedings, as opposed to proceedings before them, does not mean that effective regulation will be diminished - i.e., the fact that the forum to resolve certain issues will be at the Commission, rather than before a state commission, does not suggest any diminishment of effective regulation."). Cf. KN Wattenberg Transmission Ltd. Liab. Co. v. Pub. Serv. Co. of Colo., 83 FERC
(P) 61,285 at 62,184, reh'g denied, 85 FERC (P) 61,178 at 61,706 (1998)
(citations omitted) (denying complaint alleging that a proposed gas transmission project had been structured to evade FERC jurisdiction under the NGA: "It is not unlawful to structure transactions either to qualify for or avoid State or Federal regulation."). There is ample evidence in the record that in the unique circumstances of this case, the shift in regulatory control that is required to implement the Plan is consistent with the public interest.

               b)   FERC Review of Retail Effects Is Not Required

          With respect to the retail effect of the Transaction, the Commission has determined that it will examine the effects of a transaction on retail competition only if a state lacks the authority to review the transaction itself and requests the Commission to address its concerns. See Order No. 642, FERC Stats. & Regs. [Regs. Preambles 1996-2000] at 31,884. Similarly, it has stated that "the Commission does not intend to address regulatory evasion concerns that affect retail electricity prices unless a state lacks adequate authority to consider such matters and requests us to do so." Id. at 31,907 (citing Merger Policy Statement, FERC Stats. & Regs. [Regs. Preambles 1991-1996] at 30,128).

          Any lack of state authority in this case, however, is due to federal law. PG&E is requesting that the Bankruptcy Court determine as part of its order confirming the Plan that Applicants may undertake the transactions contemplated by the Plan without seeking or obtaining state and local regulatory approval. Section 1123 of the Bankruptcy Code preempts otherwise applicable non-bankruptcy law. See 11 U.S.C. (S) 1123 (2000) (requiring that "[n]othwithstanding any otherwise applicable nonbankruptcy law, a plan shall . .
 . provide adequate means for [its] implementation" including "transfer of all or any part of the property of the estate"); see also id., (S) 1129 (setting forth the requirements for confirmation of a plan of reorganization)./49/ Thus, Applicants anticipate that in the unique circumstances of this case, the Bankruptcy Court will be vested with authority to approve the transaction and state review will be preempted.

____________________

/49/ If the Plan were to require a change in rates, wholesale or retail, as a condition to its implementation, the Bankruptcy Court would not be permitted to approve the Plan unless the rate change had been approved by the applicable regulatory agency or the effectiveness of the Plan were contingent on the receipt of such approval. 11 U.S.C. (S) 1129(a)(6)(2000).

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

               c) Even If State Review Of Transaction Is Preempted, Retail Ratepayers Are Protected

          Even if the CPUC is precluded from evaluating the Transaction per se, it will continue to have retail ratemaking jurisdiction over Reorganized PG&E, which retains approximately 70% of its assets based on net book value. The Bankruptcy Court will be asked to approve the Power Sales Agreement and to condition PG&E's ability to reassume responsibility for the net open position, but these actions and any continuing Bankruptcy Court oversight are solely for the purpose of preserving Reorganized PG&E's financial viability, which also benefits ratepayers. Thus, retail ratepayers are protected.

          Former CPUC President Wilk reviews the Transaction and concludes that emergence from bankruptcy is of paramount importance. "[T]he financial distress of PG&E that led to bankruptcy is unacceptable from the standpoint of the public interest, and will cause great harm to California's energy consumers unless remedied . . . .  Any reasonable conception of the public interest requires that
California's largest electric and gas utility be in a position to finance its investments, operations and legitimate obligations." (Exh. No. PGE-9 (Wilk) at 4).

          Thus, in this case, in light of the Bankruptcy Court's participation, neither Commission policy nor circumstance supports review of retail markets by this Commission. Further analysis of the effect on retail competition and state regulation is not required as the State's authority to review such matters is vested in this case in the Bankruptcy Court, which has statutory authority to approve the Transaction, if it determines to do so, without such review. Notwithstanding the above, if the Commission were to examine the effect of the Transaction on retail markets the Plan would still merit approval.

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

               d) To The Extent FERC Reviews The Effect On Retail Markets, Ratepayers Are Adequately Protected

          The Plan does not have an adverse effect on retail competition. In an action unrelated to the Plan, retail competition, or "direct access" as it is called in California was suspended by order of the CPUC as of September 20, 2001 until such time as the CDWR no longer procures power for retail end-users. Application of Pacific Gas & Elec. Co., D.01-09-060, 2001 Cal. PUC LEXIS 846 (Sept. 20, 2001). State law and regulation will determine the amount and timing of further direct access. The Transaction does not create a new competitor in the retail electric market, remove a potential competitor from the retail electric market or change the size or composition of the retail load presently served by PG&E. After the Transaction, Reorganized PG&E will continue to serve the load it presently serves (other than those customers that signed up for direct access prior to its suspension). Dr. Hieronymus explains that retail competition has two elements: access to supplies and marketing of the product. This Transaction is pro-competitive at the wholesale supply level and has no effect on retail marketing./50/

          With respect to retail rates, Mr. Harvey explains that the Plan was structured such that, assuming PG&E is permitted to pass-through its purchase costs under the Power Sales Agreement as required by the filed-rate doctrine, together with its existing costs of generation (i.e., its fossil-fired plants and QF and other power purchase contracts), PG&E's total power costs for recovery in retail rates should be within the presently

____________________

/50/ At most, if the Plan achieves its objective of restoring PG&E to financial health, then, subject to satisfaction of the conditions precedent set forth in the Plan, PG&E would be in a position to resume service to the "net open position" (the PG&E native load not presently served by PG&E and in excess of the amount of load served by the CDWR under long-term contracts). However, it would not do so absent CPUC approval and in any event, such action would not constitute a reduction in retail competition but merely a resumption of PG&E's ability to meet its full obligation to serve.

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

allowed level./51/ Even assuming that Reorganized PG&E must pay ISO charges and that a portion of the present amount that PG&E collects is allowed to CDWR, Reorganized PG&E's current rate component is still adequate for the life of the Power Sales Agreement. (Exh. No. PGE-1 (Harvey) at 45-48). It would be unrealistic to assume PG&E would be able to emerge from bankruptcy if the price for generation from PG&E's nuclear and hydro facilities were kept artificially low. (Id. at 41). Further, as noted previously, PG&E commits not to seek recovery of one-time restructuring and transaction costs (as described above) in its retail rates, thus providing retail ratepayers the same "Cost Exclusion Commitment" as is applicable to wholesale power and transmission customers. (Exh. No. PGE-1 (Harvey) at 25; Exh. No. PGE-4 (Metague) at 8).

          Therefore, even if the CPUC asks the Commission to review the effects of this Transaction on retail markets, and the Commission were to do so, the Commission should find there are no adverse impacts on retail customers. On the contrary, on balance, retail ratepayers, like wholesale ratepayers, benefit from the restoration of PG&E's financial health. These benefits are discussed in detail below.

          4.   Emergence from Bankruptcy Is In The Public Interest

          The Plan, and the Transaction it contemplates, is unlike most transactions that come before this Commission for approval under Section 203. PG&E has no option to continue in its present state. As mentioned above and delineated in the testimony of Mr. Harvey, the harms of the present situation are manifest: PG&E is not currently creditworthy, which prohibits it from being able to perform the fundamental utility

____________________

/51/ The Power Sales Agreement is before the Commission for approval in a
Section 205 application filed concurrently with this Application. While Applicants are seeking a finding that the rates therein are just and reasonable, they are not seeking a finding of prudence or that such rate represents Reorganized PG&E's lowest cost option. Compare Ameren Energy Mktg. Co., 96 FERC
(P) 61,306 (2001).

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

function of buying power in the market;/52/ its access to capital markets, and thus its ability to plan long-term investments in infrastructure, is impaired; and payments to creditors (including suppliers of energy and non-energy goods and services) are delayed. (Exh. No. PGE-1 (Harvey) at 14-17). This unfortunate situation creates credit risks to power sellers, including the CAISO; imposes higher costs of power for California customers; and raises the cost of capital to other utilities and energy companies in the market. In short, all stakeholders are harmed until PG&E is restored to financial health. (See Exh. No. PGE-8 (Tierney) at 12-15, 27) (reviewing public interest benefits of the proposed Transaction).

          The proposed Plan satisfies multiple financial objectives: (1) the value realized by the Plan will provide cash and increased debt capacity to enable PG&E to repay the valid claims of its creditors in full, restructure its existing debt and emerge from bankruptcy (as Reorganized PG&E); (2) the Plan will create businesses that will be financially sound going forward, thus providing the necessary assurance that Reorganized PG&E, Gen, ETrans and GTrans will be able to service the debt issued or reinstated under the Plan; (3) the Plan will provide the business structure and improved access to capital that will enable the entities to make investments in needed gas and electric facilities in California and potentially neighboring states; and (4) subject to appropriate assurances of cost recovery under CPUC regulation, as well as the satisfaction of the other conditions precedent set forth in the Plan, Reorganized PG&E would be positioned to resume purchases of power to fulfill its "net open position," which is currently met by the State.

____________________

/52/ See San Diego Gas & Elec. Co. v. Sellers of Energy and Ancillary Servs., 95 FERC (P) 61,391, reh'g rejected, 96 FERC (P) 61,267 (2001).

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

          As described above, each element of the Plan is integral to its overall success as each element contributes to the ability of the Companies to achieve financial stability. In other bankruptcy proceedings, the Commission has recognized "the importance of maximizing the value of assets that can be salvaged from [a] bankruptcy." Northeast Utilities I, 50 FERC at 61,834. Compare Kansas Pipeline Co., 97 FERC (P) 61,168 (2001) (explaining latitude granted to the Commission with respect to ratemaking to consider the financial consequences of its actions).

          The Commission historically has found that the successful reorganization of public utilities in bankruptcy is consistent with the public interest. Northeast Utils. Serv. Co. II, 51 FERC at 61,484-85; In re Evans, 1 FPC 511, 1 FPC LEXIS 10, *12 (1937) (approving an acquisition under Section 203 after which "the properties will be owned by a going concern instead of by a bankrupt company which has inadequate resources for their operation"); Merger Policy Statement, FERC Stats. & Regs. [Regs. Preambles 1991-1996] at 30,122 n.42 (listing bankruptcy resolution among "projected merger benefits" identified in past cases); Northeast Utilities I, 50 FERC (P) 61,840 (emphasis added) ("[w]e cannot ignore the fact that PSNH is the largest utility in the state of New
Hampshire . . . .  We view the final conclusion of its emergence from bankruptcy as a matter of significant importance").

          In reviewing bankrupt El Paso Electric Company's ("El Paso") proposed merger with Central and Southwest Services, Inc. ("CSW"), the Commission flatly rejected arguments by state utility commission intervenors that El Paso's emergence from bankruptcy was not a benefit to be considered in determining whether the merger was consistent with the public interest. "[I]n this case the Commission must consider the

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

public interest benefit of removing El Paso from bankruptcy; we do not agree with intervenors who argue that this is not a benefit." El Paso, 68 FERC at 61,908.

          The federal courts have agreed that emergence from bankruptcy is a benefit that should be weighed in approving dispositions of jurisdictional facilities of bankrupt public utilities, even where the proposed disposition occurred after the distressed company's emergence from bankruptcy. In 1991, the Commission issued a decision conditionally approving the proposed merger of Public Service Company of New Hampshire ("PSNH") and Northeast Utilities Service Company ("NU") Northeast Utils. Serv. Co., Opinion No. 364, 56 FERC (P) 61,269
(1991), aff'd, Opinion No. 364-A, 58 FERC (P) 61,070 (1992). The opinions were appealed by multiple parties to the United States Court of Appeals for the First Circuit. Among other things, certain petitioners argued that the Commission (and the ALJ whose opinion was affirmed in part by the Commission's Order No.
364) should not have deemed the resolution of PSNH's bankruptcy as a benefit of the merger because PSNH technically emerged from bankruptcy prior to the merger. The First Circuit disagreed. "It was the entire plan, which admittedly had two sequential and severable steps, that allowed PSNH to emerge from bankruptcy." Northeast Utils. Serv. Co. v. FERC, 993 F.2d 937, 945 (1st Cir. 1993). The First Circuit found that the ALJ and the Commission legitimately included in their public interest calculation concerns regarding PSNH's viability upon emergence from bankruptcy, as well as the interests of PSNH's stockholders and creditors, concluding that the Commission did not err in approving the merger. "It was not inconsistent for FERC to find that although PSNH was capable of surviving as a stand alone entity, it would not be `consistent with the public interest' to prevent a merger that would result in an even stronger utility." Id. at 946.

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

          Thus, the Commission has sufficient authority to recognize the particular circumstances created by bankruptcy and the broad public interest benefits in facilitating a resolution of the bankruptcy through approval or affirmation of all aspects of the Plan that involve transactions subject to this Commission's jurisdiction,/53/ even in the face of protests as to whether a lesser measure would be adequate. This approach comports with the requirements of 11 U.S.C. (S) 1129(a)(11)(2000) which requires that the bankruptcy court not confirm a plan unless it finds that confirmation of the plan is not likely to be followed by liquidation or further financial reorganization of the debtor or its successor. A fundamental goal of the Plan is to form the foundation for each company to become viable with sufficient "elbow room" to avoid a subsequent bankruptcy or liquidation. Thus, the Transaction as a whole should be approved as consistent with the public interest.

          5. The Transaction Resulting From Plan Implementation Is Consistent With, and Will Further, Numerous Federal Regulatory Initiatives

          "It is a fundamental objective of the Commission, in exercising its responsibilities under Part II of the [FPA], to create a seamless, national, competitive marketplace for wholesale sales of electric energy and adequate generation and transmission infrastructure to support that marketplace. Such a marketplace will provide customers with more reliable and efficiently priced electric energy than wholesale markets

____________________

/53/ The Commission has even granted relief from the application of Commission policy to other utilities in bankruptcy in order to facilitate their reorganization. For example, the Commission, reversing its initial order in response to requests for rehearing, determined that it would not apply its general plant cancellation policy, as announced in Opinion Nos. 295 and 295-A, to the cancellation provisions of a contract essential to the reorganization of PSNH through its merger with NU. The contract at issue provided for recovery by a subsidiary of NU of all its investment in a nuclear plant being acquired by NU as part of the reorganization merger in the event of the cancellation of the plant. The Commission's policy, as announced in its orders, limited rate recovery for cancelled plants to 50% of the prudently incurred cancelled plant costs. See Northeast II, 51 FERC at 61,484-85. The Commission accepted the contract's cancellation provision as an exception to the Commission's cancelled plant policy "because of the unique factual circumstances presented by PSNH's bankruptcy and the public interest in resolving PSNH's reorganization." See id.

with unnecessary variation in market rules and business practices." Electricity Market Design and Structure, 97 FERC (P) 61,146 at 61,632 (2001) ("November 7 Order"). The quoted statement is a very recent pronouncement, but the principles and policies enunciated have formed the core of Commission actions for many years. This Plan was structured to accord with Commission policy and facilitate development of a more competitive market in Northern California. By creating creditworthy market participants, committing to RTO participation and establishing stable prices for the output of Gen's generation assets, the Plan facilitates market stabilization throughout the west. Through vertical disaggregation, the Plan positions each segment of the electric and gas business operated by PG&E to participate in energy markets on fair and competitive terms. Particularly noteworthy elements of the Plan are as follows. The testimony of former state commissioners Tierney and Wilk provides additional discussion of these points.

               a)   RTO Development

          The November 7 Order identifies RTOs as "a cornerstone of support for this national marketplace." 97 FERC at 61,632. An unwavering RTO commitment is a key element of the Plan. PG&E is committed to assuring Northern California gains the benefits of RTO participation. As former Commissioner Tierney explains, the Commission has identified concerns with "balkanization" of the grid. RTO development will help integrate California and other western markets. (Exh. No. PGE-8 (Tierney) at 25-26). Former CPUC President Wilk notes that regional planning under an RTO reduces the risk of congestion and thus consumers benefit from increased access to out-of-state generation. (Exh. No. PGE-9
(Wilk) at 16). Applicants recognize that an operable RTO that encompasses Northern California does not yet exist, but the transmission facilities

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

owned by ETrans will be controlled by an independent party at all times. ETrans will remain a participant in the CAISO until it joins an RTO.

               b)   Code of Conduct

          As explained above, as of the Plan Effective Date, Parent commits that GTrans will adopt and implement Standards of Conduct that extend the Commission's requirements set forth at 18 C.F.R. (S)(S) 161.3 and 250.16 (2001) to all of its energy affiliates, unless the Commission has previously implemented standards of conduct generally applicable to interstate gas pipelines extending to all energy affiliates, in which case, GTrans will adopt and implement those instead. See Dominion, 89 FERC at 61,478 (directing adoption of expanded standards of conduct to include entire corporate family to alleviate vertical market power concerns); i.e., see also Standards of Conduct for Transmission Providers; Notice of Proposed Rulemaking, IV FERC Stats. & Regs. (P) 32,555 (2001). Thus, Parent and its affiliates will operate under standards of conduct that meet or exceed those applicable to other FERC-regulated providers of gas or electric transmission service and their affiliates.

          Further, Reorganized PG&E will no longer be affiliated with Parent, and thus the company that serves captive retail customers will be separated from the companies participating in competitive wholesale markets and engaged in electric or gas transmission functions. Thus, the Spin-Off, coupled with enforceable rules and greater transparency, will strengthen market confidence that each of the companies emerging from this Transaction cannot engage in affiliate self-dealing. See Order No. 2000, FERC Stats. & Regs. [Regs. Preambles 1996-2000] at 31,016 (FERC increasingly concerned about administrative burdens of policing compliance with standards of conduct when functional unbundling rather than corporate unbundling of transmission facilities is employed).

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

               c)   Corporate Unbundling

          The proposed Transaction is consistent with Order No. 888, which "encourage[d] utilities to explore whether corporate unbundling or other restructuring mechanisms may be appropriate in particular circumstances." FERC Stats. & Regs. [Regs. Preambles 1991-1996] at 31,655-56. The Plan separates competitive activities (generation and wholesale power sales) from regulated businesses (electric transmission and distribution). The Applicants' decision to pursue corporate unbundling was driven by financial necessity, but the end result is consistent with the Commission's vision of a competitive marketplace.

          While three of the energy businesses will remain subsidiaries of Parent, captive retail ratepayers will be served by Reorganized PG&E, which, after the Spin-Off, will be unaffiliated with the other public utility companies. The disaggregation is very similar in structure to that undertaken by utilities across the country as they position themselves to participate in restructured competitive markets and RTOs. (Exh. No. PGE-8 (Tierney) at 21)./54/

               d)   Infrastructure Development

          Each of the FPA public utilities and gas companies emerging from the Plan will be creditworthy. This is a fundamental predicate to the ability of such companies to make long-term commitments to invest in infrastructure. The need for infrastructure

____________________

/54/ See FirstEnergy Corp., 94 FERC (P) 61,179; Ariz. Pub. Serv. Co., 93 FERC
(P) 61,216 (2000); PECO Energy Co., 90 FERC (P) 61,269 (2000); PP&L Res., 90
FERC (P) 61,203 (2000); Cent. Ill. Pub. Serv. Co., 89 FERC (P) 62,125 (1999);
Monongahela Power Co., 93 FERC (P) 62,117 (2000); Commonwealth Edison Co., 91 FERC (P) 61,033 (2000); Commonwealth Edison Co., 89 FERC (P) 62,105 (2000);
Allegheny Energy Supply Co., 89 FERC (P) 62,063 (1999); Consumers Energy Co., 94 FERC (P) 61,018 (2001); El Paso Elec. Co., 93 FERC (P) 62,009 (2000); DTE Energy
Co., 91 FERC (P) 61,317 (2000); FirstEnergy Operating, 89 FERC (P) 61,090. As referenced above, corporate unbundling also promotes transparency and market confidence.

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

development in California is great. (Exh. No. PGE-8 (Tierney) at 27). Although PG&E has continued to make infrastructure investments since seeking Bankruptcy Court protection, it has been unable to access capital markets and thus it has been able to do so only because it is not fully meeting other obligations.
(Exh. No. PGE-1 (Harvey) at 16). Regaining access to the capital markets is a prerequisite to effective long-term planning. The Plan anticipates that Reorganized PG&E and the new companies will be well-positioned to invest. Indeed, as detailed in Mr. Harvey's testimony, over the first four years after bankruptcy, the four utility companies plan to invest over $6 billion in infrastructure. (Exh. No. PGE-1 (Harvey) at 35-36).

               e)   Competitive Markets

          Upon the consummation of the transactions involving the integration of PG&E's gas transmission assets with the three-mile segment to be acquired from GTN, the gas transmission assets currently operated by PG&E will be operated as part of an interstate pipeline system subject to this Commission's jurisdiction under the NGA. This will promote competition in California and Western United States natural gas and electric power markets in numerous ways.

          First, transformation of the PG&E gas transmission system into a new interstate pipeline will significantly further the Commission's goal of fostering a nationwide network of interstate pipelines offering open access, non-discriminatory transportation services at just and reasonable rates and on uniform terms. Second, integration of the PG&E gas transmission system into the interstate grid will further the Commission's goals of promoting gas-on-gas and pipeline-on-pipeline competition in California and throughout the West, to the benefit of an area of the country that has recently suffered from extreme gas price volatility. GTrans, the new interstate pipeline, will be uniquely positioned to bring competitive Canadian gas and California-based storage services to the Southwest and California markets. The resulting expansion of consumer choices, in a more competitive market, will help to moderate gas and electric commodity costs. Third, establishment of GTrans as a new interstate pipeline will promote competition and increase shipper flexibility at the Malin, Oregon market center. Finally, the proposal will facilitate construction of new pipeline capacity into and within California, thereby eliminating bottlenecks, increasing gas delivery options and moderating the delivered cost of natural gas in California.

          The Transaction contemplated by the Plan also facilitates redevelopment of a competitive electric market. First, the benefits of this Transaction discussed above -- creditworthiness, better access to capital markets that can support long-term planning for infrastructure development, RTO participation, corporate unbundling and increased access to California gas markets -- all provide important support for the long-term development of a viable, competitive California energy market and by extension, markets throughout the west. The Commission has recognized that these markets are inextricably linked. (See Exh. No. PGE-8 (Tierney) at 24-25); see also Avista Corp., 96 FERC (P) 61,058 at 61,179 (2001); Removing Obstacles to Increased Electric Generation and Natural Gas Supply in the Western United States, 94 FERC
(P) 61,272 at 61,973-74 (2001).

          Second, the proposed Transaction will preserve the Commission's attempt to reduce over-reliance on the spot or real-time energy markets and will promote price stability. December 15 Order, 93 FERC at 61,992-93 (elimination of price volatility in spot markets needed to prevent adverse economic consequences). The Power Sales Agreement will assure that the generation currently owned by PG&E is available to Reorganized PG&E by contract for a period of eleven to twelve years (phasing out by approximately 50% beginning with the end of the eleventh year of the 12-year term). This is consistent with Commission policy; the Commission has encouraged "the [California] IOUs to move their load to long-term contracts of two years or more." See December 15 Order, 93 FERC at 61,993. The Power Sales Agreement will thus be one component of PG&E's portfolio so as to avoid return to the pre-December 15 structure of excessively heavy reliance on spot market purchases. The Power Sales Agreement will also assure continued access by Reorganized PG&E to ancillary services sufficient to support the load requirements of its control area. Thus, the Plan contributes to resolution of the problems that the December 15 Order sought to alleviate./55/

V.   REQUEST FOR AUTHORIZATION TO TRANSFER NUCLEAR DECOMMISSIONING FUNDS

          As part of the Transaction, PG&E will transfer to Diablo Canyon LLC ownership of DCPP and all assets related thereto. Accordingly, Applicants are seeking Commission authorization for PG&E to assign 100% of the beneficial interest in the portions of PG&E's Nuclear Decommissioning Trusts associated with DCPP to Diablo Canyon LLC. The assignment by PG&E of its beneficial interest in these portions of its Nuclear Decommissioning Trusts to Diablo Canyon LLC is an essential element of the

____________________

/55/ PG&E respectfully requests relief from the Commission's December 15 Order to the extent that the Order returned rate regulation of the output of PG&E's generation facilities to the CPUC. FERC ruled that as of December 15, 2000, "25,000 MW of generation owned by or under contract to the IOUs, . . . may be sold directly at retail by the IOUs subject to the regulation of California. The State is free as of the date of issuance of this order to regulate this power on a cost-of-service basis, subject to a cost cap, or in any way it sees fit." Id. at 61,982. The FERC identified this "market reform" as a "remedial measure" required to address the specific problem of state-mandated sales to the PX, which was aggravating the high cost of power in the market. Id. The market structure permitted other companies to bid up the price of power available from PG&E's owned generation, and profit by reselling it to PG&E, rather than permitting PG&E to secure long-term access to such output. That situation, with the termination of PX operations, is now moot so this requirement is no longer relevant.

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Transaction as the NRC requires Diablo Canyon LLC to have adequate assurance of decommissioning funding.

          PG&E maintains external Nuclear Decommissioning Trusts as authorized by 10 C.F.R. (S) 50.75(e)(1)(ii) in order to provide the NRC with the required decommissioning funding assurance for its nuclear generating plants. The Trusts include money associated with both DCPP Unit 1 and DCPP Unit 2./56/ Because PG&E is subject to regulation by both the CPUC and FERC, the Trusts, as they pertain to DCPP, consist of both CPUC jurisdictional and FERC jurisdictional trusts.

          Concurrently with this Application, Applicants are filing an application with the NRC, pursuant to Section 184 of the Atomic Energy Act of 1954 ("AEA"), 42 U.S.C. (S) 2234 and 10 C.F.R. (S) 50.80, to transfer the operating licenses for DCPP Units 1 and 2 to Diablo Canyon LLC and to Gen ("NRC Application"). Diablo Canyon LLC would be licensed to own (possess) DCPP Units 1 and 2 and Gen would be licensed to possess, use and operate the units. Gen will lease DCPP from Diablo Canyon LLC and operate DCPP. As part of its review of the NRC Application, the NRC will evaluate the technical and financial qualifications of Diablo Canyon LLC and Gen, including the sufficiency of the Trusts to meet the eventual decommissioning costs for DCPP.

          To the extent the Commission may deem the transfer of such beneficial interest to be jurisdictional, Applicants are seeking Commission approval under
Section 203 to assign PG&E's beneficial interests in the portions of the Trusts that are associated

____________________

/56/ The Trusts also include money associated with Humboldt Bay Unit 3. PG&E will retain its beneficial interests in the Trusts associated with Humboldt Bay for the purpose of decommissioning Humboldt Bay. All of the funds in the Trusts associated with Humboldt Bay will be segregated from the DCPP components of the Trusts as part of the Transaction.

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

with both DCPP Unit 1 and Unit 2 to Diablo Canyon LLC./57/ Assignment of PG&E's beneficial interests in the portions of the Trusts associated with DCPP is an essential element of the Transaction because it is necessary to permit Diablo Canyon LLC to become the owner of DCPP under the AEA and the NRC's implementing regulations, is consistent with the public interest and is in the public interest. See Niagara Mohawk Power Corp., 89 FERC (P) 61,124 at 61,347-48
(1999); see also Baltimore Gas & Elec. Co., 90 FERC (P) 62,222, reh'g denied, 92 FERC (P) 61,043 (2000) (Commission found that the entirety of a proposed intra-corporate asset transfer, including the transfer of a decommissioning trust fund, was consistent with the public interest and authorized the proposed transaction under Section 203). (Diablo Canyon LLC will be obligated to return to PG&E for refund to its customers any decommissioning funds unexpended when the decommissioning of Diablo Canyon is complete.) As discussed above, the proposed Transaction as a whole, including the transfer of the Trusts, is in the public interest. Accordingly, the Commission should authorize PG&E to assign 100% of its beneficial interests in the Trusts associated with DCPP Units 1 and 2 to Diablo Canyon LLC as part of its authorization for the Transaction.

VI. REQUEST FOR CONFIRMATION THAT THE PLAN DOES NOT VIOLATE SECTION 305(a) OF THE FPA OR SECTION 12 OF THE NGA

     A.   Statutory Standard

               Applicants seek affirmation that the declaration and payment of certain dividends does not constitute the making or paying of dividends from funds properly

____________________

/57/ In connection with the confirmation of its Plan, PG&E will also seek an order of the Bankruptcy Court pursuant to Section 1142(b) of the Bankruptcy Code (11 U.S.C. (S) 1142(b)) compelling the CPUC to approve the transfer of the beneficial interests of the CPUC jurisdictional trusts associated with DCPP to Diablo Canyon LLC, or, in the alternative, deeming such approval to have been granted by the CPUC.

included in capital accounts in violation of Section 305(a) of the FPA, 16 U.S.C. (S) 825d(a), or Section 12 of the NGA, 15 U.S.C. (S) 717k./58/ These dividends consist of (1) PG&E's declaration of a special dividend and distribution to its Parent consisting of the shares of Newco, which results in the transfer of ownership of Newco and indirect ownership of the membership interests in ETrans, Gen and GTrans, to Parent; (2) PG&E's declaration and payment of a stock dividend to Parent (in which PG&E Holdings LLC, a subsidiary and minority shareholder of PG&E will waive its right to participate) so that the issued and outstanding shares of common stock of PG&E owned directly by Parent will be the same as the number of issued and outstanding shares of common stock of Parent; (3) Parent's declaration of a special dividend and distribution to its shareholders consisting of its directly owned shares of Reorganized PG&E (collectively the "Dividends")./59/ These dividends are necessary to allow
PG&E to emerge from bankruptcy and to establish the foundation by which ETrans, Gen, GTrans and Reorganized PG&E can survive as viable entities. (A complete description of the financial transactions required to implement the Plan is set forth in Exhibit H.)

_______________________________

/58/ In addition, the Bankruptcy Court must approve the Plan and all of its constituent parts, including the dividends described in this section. According to its statutory mandate, the Bankruptcy Court cannot approve the Plan unless it is satisfied that PG&E and Parent will be viable on an ongoing basis and that neither will be liquidated or in need of further financial reorganization after the Plan is implemented. See 11 U.S.C. (S) 1129(a)(11) (2000).

/59/ Sections 305(a) of the FPA and Section 12 of the NGA apply to officers and directors of a public utility, but not to officers or directors of that public utility's holding company or that public utility's subsidiaries. See Sunshine Mining Co., 36 FERC (P) 61,186 (1986) ("Sunshine Mining"); see also Lester Pollack, 48 FERC (P) 61,053 (1989); Transcontinental Gas Pipe Line Corp., 18 FPC 710 (1957). Therefore, the Spin-Off portion of the Transaction would appear to be excluded from consideration because Parent, which is a public utility holding company but not a public utility, will dividend its shares of PG&E to its shareholders. However, as the Commission has identified raiding of a public utility's securities by its parent as a concern addressed by the statutory language and for the avoidance of doubt, Applicants seek affirmation that the payment of all Dividends necessary to effectuate the Transaction, including the dividend to be paid by Parent to its shareholders to spin-off Reorganized PG&E, is not contrary to the requirements of Section 305(a) and Section 12.

          Section 305(a) provides:

            It shall be unlawful for any officer or director of any public utility to receive for his own benefit, directly or indirectly, any money or thing of value in respect of the negotiation, hypothecation, or sale by such public utility of any security issued or to be issued by such public utility, or to share in any of the proceeds thereof, or to participate in the making or paying of any dividends of such public utility from any funds properly included in capital account.

16 U.S.C. (S) 825d(a) (2000).  Section 12(a) of the NGA provides:

            It shall be unlawful for any officer or director of any natural-gas company to receive for his own benefit, directly or indirectly, any money or thing of value in respect to the negotiation, hypothecation, or sale by such natural-gas company of any security issued, or to be issued, by such natural-gas company, or to share in any of the proceeds thereof, or to participate in the making or paying of any dividends, other than liquidating dividends, of such natural-gas company from any funds properly included in capital account.

15 U.S.C. (S) 717k (2000). As previously noted by this Commission, the language of NGA Section 12 is virtually identical to, and is patterned after, Section 305(a) of the FPA. See Inexco Oil Co., 17 FERC (P) 61,310 at 61,610 (1981),
vacated in part, 34 FERC (P) 61,066 (1986) ("Inexco").

          Sections 305(a) and 12 contain two basic prohibitions. The first prohibits officers and directors from receiving any thing of value "in respect of" the negotiation, hypothecation or sale of any security of that public utility or natural gas company. The second part of Section 305(a) and Section 12 prohibits the payment of dividends by public utilities and natural gas companies from any funds properly included in a capital account.

     B. The Dividends Do Not Constitute A Special Payment to the Officers or Directors of PG&E or Parent in Contravention of the First Part of the Statutory Standard

          The Dividends necessary to effectuate the Transaction do not contravene the first part of Section 305(a) of the FPA or Section 12 of the NGA, as interpreted in

Commission precedent, because no portion of the Plan provides for the transfer to officers or directors of PG&E or Parent of anything of value resulting from the pledge or sale of any securities issued by PG&E and Parent. In prior cases, the Commission has been concerned with whether an officer or director received a benefit not available to all other shareholders. For example, in Erie Gas Service, 10 FPC 22 (1951), the Commission ruled that Section 12 prohibited a natural-gas company from financing construction through the sale of securities to an investment bank whose vice president was also president of the natural gas company, as he would benefit from the sale of the utility's securities in his capacity as an officer of the investment bank. See also Permian Basin Pipeline Co., 12 FPC 85 (1953); Inexco, 17 FERC (P) 61,310. Here, in contrast, all shareholders will benefit equally as a result of the issuance of the Dividends as required by the Plan./60/ Officers and directors of Parent will benefit from the Transaction in their capacity as shareholders, but this is not a statutory violation as they will not receive any benefit other than that accruing to all shareholders. The Commission's predecessor, the Federal Power Commission ("FPC"), recognized this point almost forty years ago when it stated in dicta that "[w]e are not of the opinion that executive stock options are prohibited by
Section 305(a) of the Act which makes it unlawful for officers and directors to benefit from the sale of securities." Black Hills Power & Light Co., 31 FPC 1605, 1964 FPC LEXIS 969, *17 (1964).

____________________

/60/ PG&E's issuance of additional shares of common stock and distribution of such shares to its Parent through a dividend, in which PG&E Holdings, Inc. waives its right to participate, is not an exception to this statement because PG&E Holdings, Inc. is wholly owned by PG&E and thus indirectly owned by Parent.

     C. The Abuses Against which the Second Part of Section 305(a) and Section 12 Were Intended to Protect Are Not Present in the Transaction

          Until recently, the second part of FPA Section 305(a) (and by implication, NGA Section 12) "has never been interpreted by the Commission or the courts, and there is no explicit statement in the Congressional committee reports discussing the intent behind the provision." Citizens Util. Co., 84 FERC (P) 61,158 at 61,864 (1998) ("Citizens")./61/ By its literal terms the second part of Section 305(a) and Section 12 prohibits the payment of dividends from funds properly included in a capital account. However, the Commission has found that under conditions comparable to those present in this Transaction, that the payment of dividends consisting of stock needed to facilitate a reorganization is not a violation of Section 305(a). Citizens, 84 FERC at 61,865; Delmarva Power & Light Co., 91 FERC (P) 61,043 (2000) ("Delmarva"); Public Serv. Co. of N.M., 93 FERC (P) 61,213 at 61,705 (2000) ("PSNM"). The
Commission has noted with approval that, with respect to dividends, when used as the vehicle for separating applicants' various lines of business, "the proposed separation will have no effect on the value of shareholders' interests." Citizens, 84 FERC at 61,865; see also PSNM, 93 FERC at 61,705 ("the proposed reorganization will have no adverse effect on the value of shareholder's interests").

          In Citizens, the Commission examined the practices that led to the passage of Section 305(a) and concluded that a key concern in the passage of the second part of Section 305(a) was "corporate officials raiding corporate coffers for their personal financial benefit." Citizens, 84 FERC at 61,865 (citations omitted); see also H.R. Rep. No.

____________________

/61/ In Citizens, the Commission granted the request of a public utility to transfer its communication assets to a new subsidiary and spin the new subsidiary's stock to its shareholders. Id. at 61,863.

74-1318, at 31 (1935) (Comments of Rep. Rayburn) ("Subsection (a) makes unlawful the personal profit by an official or director of a public utility through the negotiation, hypothecation, or sale of any security issue of such public utility."). The Commission also noted particular abusive practices that implicated this concern, including: (1) the failure to identify clearly "sources from which cash dividends were paid" and (2) payments of "excessive dividends [by holding companies] on the securities of their operating companies." Citizens, 84 FERC at 61,865 (citations omitted); see also Delmarva, 91 FERC at 61,158-59./62/ However, upon finding that the stock dividend proposed in Citizens would not be "excessive" and would not adversely affect shareholders' interest, the Commission determined that the proposed separation of Citizens' business into two corporations "will not involve the making or paying of any dividend from any funds properly included in capital accounts." Citizens, 84 FERC at 61,865 (footnote omitted). "Shareholders will have the same ownership interests after the separation as before; it will simply be ownership of stock in two companies rather than one." Id. The fact pattern of Citizens is similar to the proposed Spin-Off, because it will result in shareholders' ownership in two companies, Parent and Reorganized PG&E.

          The Commission followed the precedent established in Citizens in two subsequent cases that involved transfers of utility assets to a subsidiary of the utility and then spin-off of the subsidiary to the parent company. PSNM, 93 FERC (P) 61,213;

____________________

/62/ In later orders concerning requests to pay cash dividends out of retained earnings accounts that had been restated as paid-in capital, the Commission expressed concerns that dividends not jeopardize the financial integrity of public utilities. See, e.g., Niagara Mohawk, 95 FERC at 62,415-16 (approving applicants' request to permit the public utility applicant to pay dividends out of paid-in capital accounts with several conditions, including an option requiring that the applicants adopt as an overriding limitation on dividends that the public utility maintain a 70%/30% debt/equity ratio); see also New England Power Co., 89 FERC (P) 61,266 at 61,780 (1999) (Commission imposed limitations, in addition to applicants' voluntary limitations, on applicants dividends as "safeguards" of their financial stability).

Delmarva, 91 FERC (P) 61,043. These cases parallel PG&E's distribution to Parent of a dividend consisting of its shares of Newco. In each case, the applicant sought a determination, as does PG&E, that transfer of assets to its parent through declaration of a dividend did not constitute the making or paying of any dividend from funds properly included in a capital account. In each case, the Commission granted the request based on the same grounds as in Citizens. PSNM, 93 FERC at 61,705; Delmarva, 91 FERC at 61,158-59.

          In accordance with Citizens, PSNM, and Delmarva, the proposed Transaction does not result in the making or paying of dividends from funds properly included in capital accounts in violation of FPA Section 305(a) or NGA
Section 12. Each of the Dividend distributions -- of Newco to Parent by PG&E, of additional stock by PG&E to its Parent, and by Parent to its shareholders of its directly owned common stock in PG&E -- are for purposes of a reorganization consistent with those previously deemed by the Commission to be permissible under FPA Section 305(a). Because PG&E has no retained earnings from which to "pay" a dividend, the Dividend must necessarily be deemed to be from a capital account. However, the Dividends are not distributions of cash and do not remove value from the enterprises. Distribution of the stock of Newco improves PG&E's financial status because each of the new companies will incur indebtedness to satisfy certain of PG&E's liabilities as well as assume certain of PG&E's assets. However, each of the resulting entities will also be owned by shareholders such that "[s]hareholders will have the same ownership interests after the separation as before" in keeping with the principle applied in Citizens, 84 FERC at 61,865.

          The Dividends to be paid pursuant to the Transaction are not excessive and do not create financial instability. Although technically a payment of a dividend from capital accounts, the dividend would improve PG&E's balance sheet.

          The proposed Transaction and the "source" of the dividends is clearly explained in the accompanying description of the Transaction set forth in Exhibit H. Further, the proposed accounting entries necessary to implement this Transaction will be submitted to the Commission within six months of the Plan Effective Date. See Section XI, infra. The assets will be transferred at net book value/63/ and with each step of the Transaction (i.e., during the Restructuring and Spin-Off), shareholders will have the same ownership interests in those assets. Further, payment of these dividends will not directly or indirectly benefit officers or directors (other than in their capacity as shareholders), the key concern of FPA Section 305(a) and NGA Section 12. The Transaction, therefore, is in accord with the concerns articulated by the Commission with respect to dividend payments.

          The Dividends are a key element in the Plan and are necessary to restore PG&E to financial health and ensure the future financial viability of both Reorganized PG&E and Parent. In light of the foregoing, the Commission should find that the distribution of Dividends as proposed in the Plan are not in violation of Section 305(a) of the FPA or Section 12 of the NGA.

____________________

/63/ In PSNM, the utility asserted that "[t]he dividends that are to be paid are not excessive, since they are based on the net book value of the facilities concerned." PSNM, 93 FERC at 61,704.

VII. REQUEST FOR DISCLAIMER OF JURISDICTION OVER EACH OF THE GENSUB LLCS UNDER
     SECTION 201 OF THE FEDERAL POWER ACT

          Applicants request that the Commission disclaim jurisdiction over each of the GenSub LLCs. As described above, each is a passive owner with no day-to-day responsibilities with respect to the management or operation of generation assets and which neither sell power nor receive rent payments that vary based on the value of the generation assets output.

          Gen, the lessee of the facilities, has broad discretion pursuant to the terms of the leases to control the operation, maintenance and management of the facilities and all rights with respect to the use or disposition of the facilities' output. The GenSub LLCs will be engaged solely in the ownership of generation assets, and are not otherwise public utilities. Commission precedent provides that lessors, like passive investors, that have no voice or control over the operation of the leased facilities, are not otherwise engaged in the business of selling or producing electric energy and are principally pursuing business activities other than those of a public utility are not public utilities for the purposes of Part II of the FPA. See, e.g., Green Mountain Power Corp., 53 FERC (P) 61,035 at 61,138-39 (1990) ("Green Mountain"); Gulf States Utils. Co., 54 FERC (P) 61,289 at 61,826 (1991) ("Gulf States")./64/

_______________________

/64/   In Green Mountain, the applicants sought a declaratory finding, among other things, that the lessor of gas turbines to be used by the lessee to produce electric energy, would not be a public utility subject to Part II of the FPA. The Commission found that the lessor's role, as the legal owner and lessor of the turbines, was comparable to the role of investor-owners in cases in which the Commission has found that the investor-owners are not public utilities. Specifically, because the lessee had sole responsibility for operating the turbines and because the lessor had no control over the day-to-day operation of the turbines and was not otherwise engaged in the business of selling or producing electric energy, the Commission found that the lessor was not a public utility. "It would be inconsistent with the intent of the [FPA] to label the Parties as public utilities and include them within our jurisdiction just because the Parties hold mere equitable or legal title to the subject electric facilities and where they are clearly removed from the actual operation of the facilities and the sale of power." 53 FERC at 61,139 (quoting Pacific Power & Light Co., 3 FERC (P) 61,119 at 61,337 (1978)).

          Each of the GenSub LLCs other than Diablo Canyon LLC, however, is a FPA Part I licensee and thus consistent with Commission requirements will retain the right to take all actions required pursuant to regulations and orders of FERC without the prior approval of the lessee, Gen ("savings provision"). See Fieldcrest Cannon, Inc., 55 FERC (P) 61,096 at 61,292-93 (1991); City of Oswego, 57 FERC (P) 62,139 at 63,208-10 (1991), aff'd, 97 F.3d 1490 (D.C. Cir. 1996).
Where the licensee/lessor otherwise meets the criteria to be deemed a passive investor, the licensee/lessor's obligations under a savings provision do not require a different result. City of Vidalia, 52 FERC (P) 61,199 (1990), (disclaiming jurisdiction over Owner Trustee, a FPA Part I licensee, as a passive investor), modified, 61 FERC (P) 61,255 (1992); City of Vidalia, 52 FERC
(P) 61,200 at 61,737 (1992) (approving transfer of property and partial transfer of a license to Owner Trustee, subject to a savings provision), modified, 61 FERC (P) 61,255 (1992).

          The GenSub LLCs' status as non-utilities is not changed as a result of Gen's status as a public utility. In Gulf States, the Commission found that the lessor of a generating facility was not a public utility, despite the fact that it was the subsidiary of the public utility lessee of the generating facility, because the lessee was entirely responsible for operating the facility and entitled to receive the power generated by the facility. The Commission went on to state that "[the lessor's] only link to a public utility . . . is through its status as a wholly owned subsidiary of [lessee], the public-utility lessee of the Lewis Plant. That link, standing alone, does not support a finding that
[the lessor] is a jurisdictional public utility . . .."  54 FERC at 61,826
(citations omitted); see also Sunshine Mining, 36 FERC (P) 61,186 (holding that utility status does not attach to parents, subsidiaries, or affiliates of an entity that is regulated by the Commission unless they undertake themselves activities that are regulated by the Commission).

          As described above, the GenSub LLCs will not have any control over the operations of the generating facilities they would own and lease to Gen (except as required to fulfill their hydroelectric license conditions, as applicable), will not produce or sell power and will be engaged solely in the business of owning the assets. Thus, Applicants seek a declaratory order that, like the lessors in Green Mountain and Gulf States, the GenSub LLCs are not public utilities subject to Part II of the FPA.

VIII.  REQUEST FOR PRIVILEGED TREATMENT

          Applicants request privileged treatment for certain information filed with this Application pursuant to Section 388.112 of the Commission's Regulations (18 C.F.R. (S) 388.112) and ask that it be kept confidential except in accordance with the provisions outlined below. Applicants request confidential treatment for three types of information: 1) information regarding the identity of individual gas transmission customers that PG&E obtained in its role as a California utility ("Confidential Shipper Information"), 2) the Competitive Analysis Screening model ("CASm"), and 3) certain information regarding power purchases, described below ("Confidential Purchase Data"). Applicants anticipate that they may receive requests for access to confidential information from various parties to this proceeding, and as discussed below, propose to make CASm and the Confidential Purchase Data available upon request on the terms set forth below.

          The Confidential Shipper Information consists of the identities of individual gas transmission customers that PG&E serves in its role as a California utility. CPUC policies protect such information against disclosure./65/ Information concerning such

__________________________

/65/   See, e.g., Investigation on the Commission's Own Motion Into the Matter
of Competitive Access to Customer List Information, D.90-12-121, 39 CPUC 2d 173, 1990 Cal. PUC LEXIS 1408 (Dec. 27, 1990), petition to modify denied, D.01-07-032, 2001 Cal. PUC LEXIS 540 (July 12, 2001).

shippers is used by Dr. Henderson as an input to his analysis but he reports the input data in a "masked" fashion to preserve confidentiality of the identity of the shippers. Applicants are filing with the Commission a key that identifies the shippers. (See Exh. No. PGE-3-4). However, consistent with past practices pursuant to which the confidentiality of such data has been maintained as required by the CPUC, Applicants cannot make the Confidential Shipper Information available to others. As the data inputs are available (in "masked" form), this protection should not impede study of Dr. Henderson's analysis by interested parties.

          CASm is proprietary and contained on CD-ROM. CASm was used in developing data to meet the Commission's Appendix A merger screen guidelines and also utilized to support the vertical analysis. Applicants request privileged treatment of CASm. Privileged status is requested because this version of CASm was developed at considerable time and expense by Charles River Associates Incorporated ("CRA") and is commercially valuable. This request for privileged treatment applied to CASm and does not include the input or output data, which are included with the work papers accompanying this Application, except as discussed below. CRA has agreed to allow parties to this proceeding access to CASm if they execute a Confidentiality Agreement in the form provided in Attachment 3.

          The Confidential Purchase Data relates to purchases made by PG&E under contracts with confidentiality clauses. To the best of Applicant's knowledge, the Confidential Purchase Data has not previously been made public. The governing contracts are in the forms developed by the Edison Electric Institute ("EEI") and Western Systems Power Pool ("WSPP"). Each of those forms of agreements provides for the release of confidential information required in conjunction with regulatory proceedings provided the releasing party takes measures to protect the confidentiality of the information. Thus, Applicants will provide access to the Confidential Purchase Data to persons that so request upon such person's execution of the Protective Stipulation provided in Attachment 3 which signifies such person's agreement to be bound by the terms thereof.

          Applicants have created a Protective Stipulation based on the Commission's Model Protective Order. This Protective Stipulation differs from the Model Protective Order in that it is effective as a contractual commitment upon execution without the need for the Commission or an ALJ to order it implemented; it is drafted to protect information provided by Applicants to others, rather than set up to accommodate a bilateral or multi-party exchange of information; and references that suggested that the agreement applied only in the context of a hearing or other formal proceeding (e.g., references to a "Presiding" administrative law judge) were altered so as to make it applicable in these circumstances.

          In accordance with Section 388.112(b), enclosed are originals of the materials for which Applicants seek confidential treatment, either in hard copy or electronic form, labeled "Contains Privileged Information -- Do Not Release." Also enclosed are the required copies of such documents with the confidential information removed. As explained above, CASm and/or the Confidential Purchase Data will be made available upon request if the request is accompanied by executed copies of the Confidentiality Agreement and/or the Protective Stipulation, respectively, which are attached as Attachment 3.
Either of the following people should be contacted regarding this request for privileged treatment:

               Earle O'Donnell
               Donna Attanasio
               Dewey Ballantine LLP
               1775 Pennsylvania Ave., NW
               Washington, DC 20006
               dattanasio@dbllp.com
               202-429-2372
               fax:  202-429-1581

IX. INFORMATION REQUIRED BY SECTIONS 33.2, 33.3 OR 33.4 OF THE COMMISSION'S REGULATIONS AND REQUEST FOR WAIVER WHERE APPROPRIATE

          Applicants, as indicated below, are including with this Application the Exhibits and supporting information required by Part 33 of the Commission's regulations, 18 C.F.R. (S)(S) 33.2-33.4 (2001). Applicants request waiver of these regulations to the extent they are not otherwise satisfied.

     A.  The exact name and address of the principal business office.

            The exact legal names and addresses of the principal business offices of the Applicants are:

               Pacific Gas and Electric Company
               77 Beale Street
               San Francisco, California  94105

               PG&E Corporation
               One Market, Spear Tower
               Suite 2400
               San Francisco, California 94105

               Electric Generation LLC
               77 Beale Street
               San Francisco, California  94105

               ETrans LLC
               77 Beale Street
               San Francisco, California  94105

               GTrans LLC
               77 Beale Street
               San Francisco, California  94105

B. Name and address of the person authorized to receive notices and communications regarding the application.

                    Joshua Bar-Lev
                *   Mark Patrizio
                    Pacific Gas and Electric Company
                    77 Beale Street
                    San Francisco, CA  94105
                    (415) 973-7000
                    JXB7@pge.com
                    MDP5@pge.com

                *   Earle H. O'Donnell
                    Donna M. Attanasio
                    Dewey Ballantine LLP
                    1775 Pennsylvania Ave., N.W.
                    Washington, D.C.  20006
                    Tel:  (202) 862-1000
                    Fax:  (202) 862-1093
                    eodonnell@deweyballantine.com
                    dattanasio@deweyballantine.com

                    Robert J. Doran
                    Manager, FERC Rate and Regulations
                    Pacific Gas and Electric Company
                    77 Beale Street, Mail Code B13L
                    San Francisco, CA  94105-9612
                    (415) 973-6398

*    Persons designated to receive service under 18 C.F.R. (S) 385.203(b)(3)
     (2001).

     C.  A description of the applicant, including:

          1. All business activities of the applicant, including authorizations by charter or regulatory approval.

          See Exhibit A to this Application.

          2. A list of all energy subsidiaries and energy affiliates, percentage ownership interest in such subsidiaries and affiliates, and a description of the primary business in which each is engaged.

          See Exhibit B to this Application.

          3. Organizational charts depicting Applicants' current and proposed post-transaction corporate structures.

          Organizational charts depicting current ownership structure of the Applicants and their proposed ownership structure after the Reorganization are attached to this Application as Exhibits C-1, C-2, C-3 and C-4, respectively.

          4. Description of all joint ventures, strategic alliances, tolling arrangements or other business arrangements, including transfers of operational control of transmission facilities to Commission approved Regional Transmission Organizations, both current, and planned to occur within a year from the date of filing, to which the applicant or its parent companies, energy subsidiaries, and energy affiliates is a party, unless the applicant demonstrates that the proposed transaction does not affect any of its business interests.

          See Exhibit D to this Application.

          5. Identity of common officers or directors of parties to the proposed transaction.

          See Exhibit E to this Application.

          6. Description and location of wholesale power sales customers and unbundled transmission services customers served by the applicant or its parent companies, subsidiaries, affiliates and associate companies.

          See Exhibit F to this Application.

     D. Description of jurisdictional facilities owned, operated, or controlled by the applicant or its parent companies, subsidiaries, affiliates, and associate companies.

          See Exhibit G to this Application.

     E. A narrative description of the proposed transaction for which Commission authorization is requested, including:

          1. The identity of all parties involved in the transaction;
          2. All jurisdictional facilities and securities associated with or affected by the transaction;
          3. The consideration for the transaction; and
          4. The effect of the transaction on such jurisdictional facilities and securities.

          The narrative description of the Transaction is set forth in Section III of this Application. The identity of the Parties to the Transaction is set forth in Section III.A, supplemented by Exhibit A. Information regarding the companies that are being formed as part of the Transaction is set forth in Section III.C.1-4. Identification of the jurisdictional facilities associated with or affected by the Transaction is set forth in Exhibit H, together with a specification of the disposition of such assets. A discussion of the financial arrangements being entered into in connection with this transaction is set forth in Exhibit H.

     F. All contracts relating to the proposed transaction together with copies of all other written instruments entered into or proposed to be entered into by the parties to the transaction.

          See Exhibit I to this Application.

     G. A statement explaining the facts relied upon to demonstrate that the proposed transaction is consistent with the public interest.

     See Sections III and IV to this Application and the Testimony of the respective witnesses listed below:

Exh.      Topic of Testimony                Witness

PGE-1     Effect of Bankruptcy on           Kent M. Harvey
          PG&E and Description of               Senior Vice President,
          the Plan                              Chief Financial Officer and
                                                Treasurer Pacific Gas and
                                                Electric Company

PGE-2     Horizontal Competitive            William H. Hieronymus,
          Analysis                              Vice President,
                                                Charles River Associates Inc.

PGE-3     Vertical Competitive              J. Stephen Henderson
          Analysis                              Vice President,
                                                Charles River Associates Inc.

PGE-4     Ratepayer Protection              Stephen. J. Metague
                                                Director of Transmission Rates
                                                Pacific Gas and Electric Company

PGE-5     Cash and Debt Requirements        Joseph G. Sauvage
          of Plan                               Managing Director, Global Power
                                                Group Lehman Brothers Inc.

PGE-6     Cost of Debt                      James Asselstine
                                                Managing Director
                                                Lehman Brothers Inc.

PGE-7     Cost of Capital;                  Stewart C. Myers
          Quantification                        Professor of Finance
                                                MIT Sloan School of Management
                                                and Principal, The Brattle Group

                                            A. Lawrence Kolbe
                                                Principal, The Brattle Group

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

Exh.      Topic of Testimony               Witness

PGE-8     Other Public Policy               Susan F. Tierney
          Benefits of Plan                      Senior Vice President,
                                                Lexecon Inc.

PGE-9     Public Policy Benefits            G. Mitchell Wilk
          Of Plan to California                 Managing Director, LECG, LLC

     H. A general or key map showing the properties of each party to the transaction.

          See Exhibit K to this Application.

     I. Identify the licenses, orders, or other approvals required from other regulatory bodies in connection with the proposed transaction, and the status of other regulatory actions.

          See Exhibit L to this Application.

X.   EXHIBITS AND OTHER INFORMATION REQUIRED BY SECTIONS 33.2, 33.3(d) and
     33.4 OF THE COMMISSION'S REGULATIONS

          Exhibit A      Description of the Applicants
          Exhibit B      Lists of Energy Subsidiaries and Affiliates
          Exhibit C      Organizational Charts
          Exhibit D      Business Arrangements
          Exhibit E      Common Officers and Directors
          Exhibit F      Wholesale Power Sales and Unbundled Transmission
                         Service Customers
          Exhibit G      Description of Jurisdictional Facilities
          Exhibit H      Narrative Description of Proposed Transaction (to the
                         extent not included in the Application, as discussed
                         above)
          Exhibit I      Contracts Related to Proposed Transaction
          Exhibit J      Statement Demonstrating Proposed Transaction is in the
                         Public Interest
          Exhibit K      Maps
          Exhibit L      Licenses, Orders and Other Approvals Obtained
          Exhibit M      Workpapers (index to CD-ROMs and non-electronic
                         materials)

XI.  PROPOSED ACCOUNTING ENTRIES

          The financial transactions necessary to implement the proposed Transaction are described in Exhibit H. Applicants will submit their proposed final accounting for the Transaction to the Commission within six months after the Plan Effective Date.

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XII.   NOTICE AND VERIFICATIONS

          As required by the Commission's regulations, 18 C.F.R. (S) 33.6
(2001), a form of notice suitable for publication in the Federal Register is included herein as Attachment 1 and a copy of this same notice, in electronic format on a 3 1/2-inch diskette, is enclosed.

          Attached hereto as Attachment 2 are Verifications, as required by 18 C.F.R. (S) 33.7 (2001), signed on behalf of PG&E, Parent, Gen and ETrans.

          Attached hereto as Attachment 3 are the Protective Stipulation (for release of Applicants' Confidential Purchase Data) and Confidentiality Agreement (for release of CASm).

XIII.  CONCLUSION

          WHEREFORE, for the foregoing reasons, Pacific Gas and Electric Company and PG&E Corporation, on behalf of its subsidiaries, Electric Generation LLC, ETrans LLC and GTrans LLC, respectfully request that the Commission approve the proposed Transaction, including the request to transfer the beneficial interest in Nuclear Decommissioning Trusts related to Diablo Canyon Power Plant, pursuant to Section 203 of the FPA; grant waiver of any requirement not satisfied by this Application; and grant their requests for declaratory orders relating to Sections 201(e) and 305(a) of the FPA and Section 12 of the NGA.

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

                         Respectfully submitted,


                         /s/ Earle H. O'Donnell
                         ------------------------------
                         Earle H. O'Donnell
                         Donna M. Attanasio

                         DEWEY BALLANTINE LLP
                         1775 Pennsylvania Avenue, N.W.
                         Washington, D.C. 20006

                         Attorneys for
                         PG&E Corporation and Electric Generation LLC, ETrans LLC and GTrans LLC

                         Joshua Bar-Lev
                         Mark Patrizio
                         PACIFIC GAS AND ELECTRIC COMPANY
                         77 Beale Street
                         San Francisco, California  94105

                         Attorneys for
                         Pacific Gas and Electric Company

Dated: November 30, 2001

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